SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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MEDAREX, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MEDAREX, INC.

Notice of Annual Meeting

To Be Held May 28, 2003

To Our Shareholders:

The 2003 annual meeting of shareholders of Medarex, Inc. will be held at the Westin Princeton (at Forrestal Village), 201 Village Boulevard, Princeton, NJ 08540, on Wednesday, May 28, 2003 at 10:00 a.m. local time. The purpose of the meeting is to vote on the following matters:

1.	To elect three (3) Class I directors to hold office until the 2006 annual meeting;

2.	To approve an amendment to our 2001 Stock Option Plan to increase the aggregate number of shares of common stock authorized for issuance under the plan by 3,500,000 shares;

3.	To approve the selection by the Audit Committee of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2003; and

4.	To transact any other business that may properly come before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is April 4, 2003. Only Medarex, Inc. shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By order of the Board of Directors,

W. BRADFORD MIDDLEKAUFF

Senior Vice President, General Counsel and Secretary

Princeton, New Jersey

April 18, 2003

Whether or not you expect to be personally present at the meeting, please be sure that the enclosed proxy card is properly completed, dated, signed and returned without delay in the enclosed envelope to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Any proxy may be revoked at any time before it is exercised by following the instructions set forth on page 3 of the accompanying proxy statement. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

MEDAREX, INC.

707 State Road

Princeton, New Jersey 08540

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of shareholders of Medarex, Inc. to be held on Wednesday, May 28, 2003, beginning at 10:00 a.m. local time at the Westin Princeton (Forrestal Village), 201 Village Boulevard, Princeton, New Jersey, and any postponements or adjournments thereof. This proxy statement is being mailed to shareholders on or about April 21, 2003.

INFORMATION ABOUT THE MEETING

Why am I receiving these materials?

We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of Medarex, Inc. (sometimes referred to as the “Company” or “Medarex”) is soliciting your proxy to vote at the 2003 annual meeting of Shareholders to be held on Wednesday, May 28, 2003. You are invited to attend the annual meeting, and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

On or about April 21, 2003, we will begin sending this Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card to all shareholders entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Shareholders who owned our common stock as of the close of business on April 4, 2003 are entitled to vote at the meeting. On such date, there were 77,247,478 shares of our common stock outstanding.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Shareholder of Record: Shares Registered in Your Name

If, on April 4, 2003, your shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on April 4, 2003, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

What matters are to be voted upon at the annual meeting?

Three proposals are scheduled for a vote:

•	Election of three (3) Class I directors;

•	Approval of an amendment to our 2001 Stock Option Plan to increase the aggregate number of shares of common stock authorized for issuance under the plan by 3,500,000 shares; and

•	Approval of the selection by the Audit Committee of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2003.

As of the date of this Proxy Statement, these three proposals are the only matters which we intend to present at the meeting. We do not know of any other business to be presented at the meeting. If other business is brought before the meeting, the persons named on the enclosed proxy card will vote according to their best judgment.

How many votes do I have?

Each share of common stock that you own as of April 4, 2003 entitles you to one vote on each matter voted upon at the annual meeting. On April 4, 2003, there were 77,247,478 shares of our common stock outstanding.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors of Medarex (the “Board”) or you may abstain from voting for any nominee(s) you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, attend the annual meeting and we will provide you with a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Medarex. Simply complete, sign and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote over the Internet as instructed by your broker, bank or other agent. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all three nominees for director, “For” the increase in shares authorized under the 2001 Stock Option Plan and “For” the selection of Ernst & Young as independent auditors for the fiscal year ending December 31, 2003. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

How do I revoke my proxy?

If you send in a signed proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of three ways:

•	You may send in another proxy with a later date.

•	You may notify our corporate Secretary in writing before the annual meeting that you have revoked your proxy.

•	You may vote in person at the annual meeting. Simply attending the meeting will not, by itself, revoke your proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions.

What vote is required to approve each proposal?

Quorum:

The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote, i.e., 38,623,740 shares, will constitute a quorum for the annual meeting. If fewer than this number are present at the annual meeting, no business can be conducted other than the adjournment of the meeting. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum.

Approval of the proposals:

Other than the election of directors, which requires a plurality of the votes cast, each matter to be submitted to the shareholders requires the affirmative vote of a majority of the votes cast at the meeting for approval.

The effect of broker non-votes and abstentions:

For the purposes of determining the number of votes cast at the meeting, only those cast “For” or “Against” are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting. Under the rules of the National Association of Securities Dealers, Inc. (the “NASD”), member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member. Under the rules of the New York Stock Exchange, Inc. (“NYSE”), member brokers who hold shares in street name for customers have the authority to vote on certain items in the event that they have not received instructions from beneficial owners. NYSE member brokers who do not receive instructions from their customers are entitled to vote on all proposals presented in this Proxy Statement.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote as follows:

•	“FOR” the election of Dr. Donald L. Drakeman, Dr. Ronald J. Saldarini and Mr. Charles A. Schaller as Class I directors each to serve as a director until the 2006 annual meeting of Shareholders;

•	“FOR” the amendment of the 2001 Stock Option Plan to increase the aggregate number of shares authorized for issuance under the plan by 3,500,000 shares; and

•	“FOR” the approval of Ernst & Young LLP as our independent auditors for the year ending December 31, 2003.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2003.

OWNERSHIP OF COMPANY STOCK

Medarex Stock Owned by Principal Shareholders and Management

The following table sets forth as of April 4, 2003, the number of shares and percentage of our common stock held by (i) each person who owns of record or who is known by us to “beneficially own” more than 5% of our common stock, (ii) each of our executive officers, directors and nominees and (iii) all of our officers and directors as a group.

“Beneficial ownership” is broadly defined by the Securities and Exchange Commission (“SEC”) to mean more than ownership in the usual sense. So, for example, a person “beneficially” owns our common stock not only if he or she holds it directly, but also if he or she indirectly (through a relationship, a position as a director or trustee, or a contract or understanding), has (or shares) the power to vote the stock, or to sell it, or if he or she has the right to acquire it within 60 days.

	Beneficial Ownership(1)
Name and Address of Beneficial Owners†	Number of Shares	Percent of Total
Citigroup, Inc.(2) Solomon Smith Barney Holdings, Inc. Smith Barney Fund Management, LLC 399 Park Avenue New York, NY 10043	8,530,493	10.4%
BCC Acquisition I LLC Bay City Capital 750 Battery Street, Suite 600 San Francisco, CA 94111	3,791,346	4.9%
Dr. Donald L. Drakeman(3)	2,406,224	3.1%
Dr. Michael W. Fanger(4)	893,644	1.2%
Dr. Nils Lonberg(5)	619,152	*
Irwin Lerner(6)	376,000	*
Christian S. Schade(7)	363,500	*
W. Bradford Middlekauff(8)	303,000	*
Charles R. Schaller(9)	285,274	*
Dr. Geoffrey M. Nichol(10)	240,000	*
Dr. Ronald A. Pepin(11)	203,000	*
Dr. W. Leigh Thompson, Jr.(12)	148,000	*
Dr. Julius A. Vida(13)	137,820	*
Michael A. Appelbaum(14)	136,164	*
Dr. Frederick B. Craves(15)	129,494	*
Dr. Ronald J. Saldarini(16)	64,000	*
All officers and directors as a group (14 persons)(17)	6,305,272	7.7%

(1)	This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 77,247,478 shares outstanding on April 4, 2003, adjusted as required by rules promulgated by the SEC.
(2)	Includes 4,967,211 shares issuable upon conversion of our 4.50% Convertible Subordinated Notes due 2006. Includes shares held by Salomon Smith Barney Holdings, Inc. (“SSB Holdings”) and Smith Barney Fund Management LLC (“SB Fund”). SSB Holdings is the sole stockholder of the SB Fund. Citigroup is the sole stockholder of SSB Holdings.

(3)	Includes 30,000 shares held by Dr. Donald L. Drakeman’s wife, Dr. Lisa N. Drakeman, 278,000 shares issuable pursuant to options held by Dr. Lisa N. Drakeman, 43,072 shares held by Dr. Drakeman’s children and 25,000 shares hold by a Grantor Retained Annuity Trust of which Dr. Drakeman is the Trustee. Also includes 1,437,000 shares issuable pursuant to options and 521,422 phantom stock units.
(4)	Includes 120,000 shares issuable pursuant to options and 161,000 shares held by Dr. Fanger’s wife. Also includes 164,660 phantom stock units.
(5)	Includes 554,000 shares issuable pursuant to options and 1,500 shares of restricted stock. Does not include options to purchase 50,000 shares which were cancelled pursuant to the Company’s stock option exchange offer completed on March 7, 2003. In addition, does not include options to purchase 25,000 shares which may be granted to Dr. Lonberg pursuant to the Company’s stock option exchange offer, at the earliest, on September 8, 2003.
(6)	Includes 346,000 shares issuable pursuant to options.
(7)	Includes 350,000 shares issuable pursuant to options and 4,500 shares of restricted stock. Does not include options to purchase 330,000 shares which were cancelled pursuant to the Company’s stock option exchange offer completed on March 7, 2003. In addition, does not include options to purchase 165,000 shares which may be granted to Mr. Schade pursuant to the Company’s stock option exchange offer, at the earliest, on September 8, 2003
(8)	Includes 300,000 shares issuable pursuant to options and 2,000 shares of restricted stock. Does not include options to purchase 130,000 shares which were cancelled pursuant to the Company’s stock option exchange offer completed on March 7, 2003. In addition, does not include options to purchase 65,000 shares which may be granted to Mr. Middlekauff pursuant to the Company’s stock option exchange offer, at the earliest, on September 8, 2003.
(9)	Includes 185,000 shares issuable pursuant to options.
(10)	Includes 200,000 shares issuable pursuant to options and 40,000 shares of restricted stock.
(11)	Includes 200,000 shares issuable pursuant to options and 2,000 shares of restricted stock. Does not include options to purchase 120,000 shares which were cancelled pursuant to the Company’s stock option exchange offer completed on March 7, 2003. In addition, does not include options to purchase 60,000 shares which may be granted to Dr. Pepin pursuant to the Company’s stock option exchange offer, at the earliest, on September 8, 2003.
(12)	Includes 148,000 shares issuable pursuant to options.
(13)	Includes 37,000 shares issuable pursuant to options. Also includes 330 shares held by Dr. Vida’s wife.
(14)	Includes 66,846 shares issuable pursuant to options.
(15)	Includes 111,894 shares held by BCC Acquisition I LLC. Dr. Craves disclaims beneficial ownership of such shares. Includes 17,600 shares issuable pursuant to options.
(16)	Includes 64,000 shares issuable pursuant to options.
(17)	Includes 4,303,446 shares issuable pursuant to options, 50,000 shares of restricted stock and 686,082 phantom stock units.
*	Less than 1%.
†	Unless otherwise indicated, the business address of each beneficial owner is Medarex, Inc., 707 State Road, Princeton, New Jersey 08540.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws of the United States, our directors, executive officers (and certain other officers) and any persons holding ten percent (10%) or more of our common stock are required to report their ownership of our common stock and any changes in that ownership to the SEC. Specific due dates for these reports have been established and we are required to report in this Proxy Statement any failure to file by these dates during 2002. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2002, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent (10%) beneficial owners were complied with.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors recommends a vote FOR Proposal 1.

Our Board of Directors is divided into three classes—Class I, Class II and Class III—in a manner providing for staggered three-year terms. That is, one class is elected at each annual meeting of shareholders to serve for a three-year term. The Board is currently comprised of nine (9) members with three (3) members in each class. A director elected by the board of directors to fill a vacancy in a class shall serve until the next annual meeting, and until the director’s successor is elected. This includes vacancies created by an increase in the number of directors.

At the annual meeting, the terms of our three (3) current Class I Directors, Dr. Donald L. Drakeman, Dr. Ronald J. Saldarini and Mr. Charles R. Schaller, are expiring. We have nominated all three (3) each to serve as a director for a new three-year term ending at the 2006 annual meeting of Shareholders and until his successor is elected, or until the director’s death, resignation or removal. Each nominee listed below is currently a director of the Company, and was elected by the shareholders of the Company.

Directors are elected by a plurality of the votes properly cast in person or by proxy. The three (3) nominees receiving the highest number of affirmative votes will be elected. Unless you properly mark the proxy card accompanying this Proxy Statement to withhold authority to vote for a nominee, your votes will be cast FOR the election of each of the nominees, or FOR one or more substitute nominees recommended by the Board of Directors in the event that one or more of our nominees should become unavailable for election. Each person nominated for election has agreed to serve if elected.

The following is a brief biography of each nominee for election as a director and the six (6) directors whose terms of office extend beyond the annual meeting.

Nominees for Election as Class I Directors—Terms Expiring at the 2006 Annual Meeting.

Donald L. Drakeman, Ph.D. (age 49), Dr. Drakeman has been our President, Chief Executive Officer and a Director since our inception in 1987. Dr. Drakeman is a graduate of Dartmouth College and received a J.D. degree from Columbia University, where he was a Harlan Fiske Stone scholar, and a Ph.D. in the humanities from Princeton University, where he has served as a member of the faculty.

Ronald J. Saldarini, Ph.D. (age 63), Dr. Saldarini has been a Director since May 23, 2001. Dr. Saldarini was the President of Wyeth Lederle Vaccines and Pediatrics, a division of American Home Products Corporation, from January 1995 until his retirement in June 1999. Dr. Saldarini is currently an associate with Naimark and Associates, a consulting firm which provides services to the healthcare industry, serves on the Committee on Accelerating Research and Development Against Biowarfare at the National Academy of Sciences Institute of Medicine and is a consultant to the Malaria Vaccine Initiative. He was a member of the National Vaccine Advisory Committee and the National Advisory Commission on Childhood Vaccines. Dr. Saldarini is a graduate of Drew University and received a Ph.D. degree in Biochemistry and Physiology from the University of Kansas. Dr. Saldarini is also a director of Cellegy Pharmaceuticals, Inc., a publicly traded biopharmaceutical company.

Charles R. Schaller (age 67), Mr. Schaller has been a Director since our inception in 1987, and was Chairman of our Board of Directors from our inception until May 18, 1997. Since 1989, Mr. Schaller has been a chemical industry management consultant and, until June 2002, he served as a director of AstroPower, Inc., a publicly traded U.S. manufacturer of photovoltaic (PV) products. Mr. Schaller is a graduate of Yale University and is a graduate of the program in management development at Harvard Business School.

Incumbent Class III Directors—Terms Expiring at the 2004 Annual Meeting.

Irwin Lerner (age 72), Mr. Lerner has been a Director since September 8, 1995. On May 19, 1997, Mr. Lerner became Chairman of our Board of Directors. Mr. Lerner served as Chairman of the Board of Directors and of the Executive Committee of Hoffmann-La Roche Inc., a pharmaceutical and healthcare company, from January 1993 until his retirement in September 1993, and also served as President and Chief Executive Officer of Hoffman-La Roche from 1980 through December 1992. Mr. Lerner served for 12 years on the Board of the Pharmaceutical Manufacturers’ Association, where he chaired the Association’s FDA Issues Committee. Mr. Lerner received a B.S. and an M.B.A. from Rutgers University. He is currently a Distinguished Executive-in-Residence at Rutgers University Graduate School of Management. Mr. Lerner is also a director of Humana Inc., Covance, Inc., V.I. Technologies, Inc., Nektar Therapeutics, Inc. and Genmab A/S, all publicly traded healthcare companies.

Julius A. Vida, Ph.D. (age 74), Dr. Vida has been a Director since February 9, 1994. Since 1993, Dr. Vida has been a self-employed pharmaceutical consultant with VIDA International Pharmaceutical Consultants. From 1975 until his retirement in 1993, Dr. Vida held various positions at Bristol-Myers Squibb Company and its predecessors. From 1991 to 1993, Dr. Vida was Vice President, Business Development, Licensing and Strategic Planning, and from 1985 to 1991, he was Vice President, Licensing. Dr. Vida graduated from Pazmany Peter University, Budapest, Hungary, holds an M.S. and a Ph.D. in Organic Chemistry from Carnegie Institute of Technology, was a Postdoctoral Fellow at Harvard University, and holds an M.B.A. from Columbia University. Dr. Vida is also a director of Orphan Medical, Inc., and YM Biosciences, Inc., both publicly traded biopharmaceutical companies.

W. Leigh Thompson, Jr., M.D., Ph.D. (age 64), Dr. Thompson has been a Director since April 12, 1996. Dr. Thompson is currently the President and Chief Executive Officer of Profound Quality Resources Ltd., consultants to the health care industry. From 1982 until 1994 Dr. Thompson worked at Eli Lilly and Company, retiring as Chief Scientific Officer. He was also Professor of Medicine at Indiana University and Case Western Reserve University and Assistant Professor of Medicine and Pharmacology and Experimental Therapeutics at The Johns Hopkins Medical Institutions. Dr. Thompson received a B.S. from the College of Charleston; M.S., Ph.D. (Pharmacology) and Sc.D. degrees from the Medical University of South Carolina; an M.D. degree from The Johns Hopkins University and completed his internal medicine training on the Osler Service at The Johns Hopkins Hospital and as a Staff Associate at the NIH. Dr. Thompson is a director of Bioanalytical Systems, Inc., DepoMed, Inc., Guilford Pharmaceuticals, Inc., Inspire Pharmaceuticals, Inc., La Jolla Pharmaceuticals, Inc. and Sontra Medical Corporation, all publicly traded biopharmaceutical companies.

Incumbent Class II Directors—Terms Expiring at the 2005 Annual Meeting.

Michael A. Appelbaum (age 57), Mr. Appelbaum has been a Director since April 3, 1991. From July 29, 1991 until October 13, 2000, Mr. Appelbaum was our Executive Vice President—Finance and Administration, Treasurer and Chief Financial Officer. Mr. Appelbaum is currently our Executive Vice President. Mr. Appelbaum, who has been employed as a certified public accountant with Ernst & Young LLP, is also an attorney. He is a graduate of Fairleigh Dickinson University and received a J.D. degree from Suffolk University School of Law.

Frederick B. Craves, Ph.D. (age 57), Dr. Craves has been a Director since August 4, 1998. Dr. Craves is a founder and principal of Bay City Capital (BCC). He also chairs BCC’s Executive Committee and serves on its Board of Directors. Prior to founding BCC, Dr. Craves spent more than 20 years leading and managing biotechnology and pharmaceutical companies. He was an Executive Vice President of Schering Berlin, Inc. and Chief Executive Officer and President of Berlex Biosciences, a research, development and manufacturing organization. He was also the founding Chairman of the Board and Chief Executive Officer of Codon, Inc. and the co-founder of Creative Biomolecules, Inc. Dr. Craves received a Ph.D. in Pharmacology and Toxicology from the University of California, San Francisco, and a B.S. in Biology from Georgetown University. Currently,

Dr. Craves is Chairman of the Board of Epoch BioSciences, Inc., Vice-Chairman of NeoRx Corporation and he is on the Board of Directors of Incyte Corporation and Galileo Pharmaceuticals, Inc., all publicly traded biopharmaceutical companies.

Michael W. Fanger, Ph.D. (age 62), Dr. Fanger has been a Director since our inception in 1987 and was our Secretary from May 18, 1990 to April 3, 1991. Dr. Fanger has been a Professor of Microbiology and Immunology and Medicine at Dartmouth Medical School since 1981, and was Chairman of the Department of Microbiology and Immunology from 1992 until 2002. Dr. Fanger is a graduate of Wabash College and received a Ph.D. degree in Biochemistry from Yale University.

Board Committees

The Board has established the following permanent committees: the Audit Committee, the Compensation and Organization Committee, the Nominating and Corporate Governance Committee and the Conflicts of Interest Committee. All directors who serve on these committees are independent as defined by the applicable rules of the Securities and Exchange Commission (the “SEC”) and The Nasdaq Stock Market, Inc. (the “Nasdaq”).

Audit Committee

The Audit Committee of the Board oversees the Company’s corporate accounting and financial reporting process and assists the Board in fulfilling its oversight responsibility to the shareholders and others relating to:

•	The integrity of the Company’s financial statements and the financial reporting process;

•	The systems of internal accounting and financial controls;

•	The performance of the Company’s independent auditors;

•	The annual independent audit of the Company’s financial statements; and

•	The independent auditors’ qualifications and independence.

In connection with this oversight role, the Audit Committee performs several functions, including, among other things:

•	Recommending to the Board the selection of the independent auditors;

•	Evaluating the qualifications, performance and independence of the independent auditors;

•	Monitoring the rotation of partners of the independent auditors on the Company engagement team as required by law;

•	Recommending to the Board whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;

•	Reviewing and approving the retention of the independent auditors to perform any proposed non-permissible audit services;

•	Discussing with management and the independent auditors the adequacy and effectiveness of the Company’s accounting and financial controls;

•	Reviewing the financial statements to be included in the Company’s Annual Report on Form 10-K; and

•	Discussing with management and the independent auditors the results of the annual audit and the results of the Company’s quarterly financial statements.

The Audit Committee operates under a charter adopted by the Board on April 7, 2003, a copy of which is attached hereto as Appendix A. Under its charter, the Audit Committee must have at least three members, each of whom satisfies the independence, financial literacy and experience requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC, Nasdaq, and any other applicable regulatory requirements. The Audit Committee is currently comprised of Mr. Lerner (Chair), Dr. Fanger and Mr. Schaller. The Audit Committee held seven (7) meetings in 2002.

Compensation and Organization Committee

On April 7, 2003, the Board merged the Compensation Committee and the Stock Option Committee into a new, combined Compensation and Organization Committee. The Compensation and Organization Committee reviews and approves the compensation for senior management, as well as compensation strategy and compensation policies for the Company. To implement its responsibilities, the Compensation and Organization Committee:

•	Reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s executive officers;

•	Reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer;

•	Administers the Company’s stock option and purchase plans, stock bonus plans, deferred compensation plans and other similar programs; and

•	Reviews and determines the officers, employees and consultants to whom stock options should be granted, the number of options and the option price.

Under its charter, the Compensation and Organization Committee must have at least three (3) members, all of whom satisfy the independence requirements of the SEC and the Nasdaq applicable to compensation committee members as in effect from time to time. The Compensation and Organization Committee’s members are Mr. Lerner (Chair), Mr. Schaller and Dr. Vida.

Prior to the merger on April 7, 2003, the functions of the Company’s Compensation Committee were to review and determine salaries, bonuses and other special awards of compensation and benefits for officers and other employees, and the functions of the Stock Option Committee were to review and determine officers, employees and consultants to whom stock options and other equity based awards were to be granted, the number of such awards and the price to be paid in connection therewith.

In 2002, prior to the creation of the Compensation and Organization Committee, the Compensation Committee was comprised of Mr. Lerner (Chair), Mr. Schaller and Dr. Vida and held two (2) meetings. In 2002, the Stock Option Committee was comprised of Mr. Lerner (Chair) and Dr. Fanger and acted eight (8) times in connection with the granting of stock options and other stock based awards under the Company’s stock option plans to existing employees and directors and acted 58 times in connection with option and stock grants to new employees.

Nominating and Corporate Governance Committee

On April 7, 2003, the Board established the Nominating and Corporate Governance Committee. In order to fulfill its obligations, this committee has the full power and authority to:

•	Propose policies on the size and composition of the Board;

•	Establish criteria for membership on the Board and on Board committees;

•	Identify, evaluate and recommend qualified candidates for service on the Board, including any shareholder recommendations;

•	Maintain an orientation program for new directors and a continuing education program for all directors;

•	Evaluate, review and consider whether to recommend to the Board the nomination, upon conclusion of their terms, of existing directors for re-election to the Board;

•	Evaluate at least annually the size, performance, authority, operations, charter and composition of each standing Board committee and the performance of each committee member and recommend to the Board any changes considered appropriate in the size, authority, operations, charter, or composition of each committee;

•	Review and consider whether to recommend to the Board the continued service of a director in the event (i) an employee director’s employment with the Company is terminated or (ii) a non-employee director changes his or her primary job responsibility or primary employer since the director’s most recent election to the Board;

•	Establish a process for the periodic review and assessment of the performance of the Board and Board committees;

•	Consider and assess periodically the independence of directors;

•	Review and make recommendations to the Board regarding proposals submitted by shareholders that relate to corporate governance matters;

•	Review with management and the Board the adequacy of the Company’s Standards of Integrity (the “Code of Conduct”) and any other Company codes of ethics;

•	Recommend to the Board the establishment of special committees;

•	Periodically review, discuss and assess the performance of the Nominating and Corporate Governance Committee; and

•	Review, every three years, the Company’s Shareholder Rights Plan.

When a director’s principal occupation or business association changes substantially during his or her tenure as a director, that director shall tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Committee will recommend to the Board the action, if any, to be taken with respect to such resignation.

Because it was not established until 2003, the Nominating and Corporate Governance Committee did not meet in 2002. The Nominating and Corporate Governance Committee’s members are Dr. Saldarini (Chair), Mr. Lerner and Dr. Thompson.

Conflicts of Interest Committee

The Conflicts of Interest Committee reviews and approves or disapproves, as the case may be, certain transactions between the Company and members of the Board and its employees which may involve, directly or indirectly, potential conflicts of interest in accordance with the terms of the Company’s Conflicts of Interest Policy. The Conflicts of Interest Committee’s members are Dr. Vida (Chair) and Mr. Schaller. Prior to April 7, 2003, Dr. Vida and Mr. Appelbaum were the members of the Conflicts of Interest Committee. The Conflicts of Interest Committee operates under a charter adopted by the Board on April 7, 2003.

Board Meetings, Attendance of Directors and other Matters

Our Board held six (6) meetings in 2002. Each of the directors attended 75% or more of the total meetings of the Board and each of the committees on which he served, held during 2002. It is the policy of the Board to meet in executive session without the presence of management at the end of each regularly scheduled meeting. The Board has the express authority to hire its own legal, accounting and other advisors.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filings under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent we specifically incorporate this Report by reference therein.

The Audit Committee’s responsibilities are set forth in the Audit Committee Charter, attached as Appendix A to this Proxy Statement. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities. Management of the Company prepares financial statements and establishes the system of internal controls.

As part of its oversight of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent auditors, Ernst & Young LLP, all annual financial statements and quarterly operating results prior to their issuance. During 2002, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with accounting principles generally accepted in the United States.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements with management and Ernst & Young LLP, including a discussion of the acceptability as well as the appropriateness of significant accounting principles. The Audit Committee also reviewed with management and Ernst & Young LLP the reasonableness of significant estimates and judgments made in preparing the financial statements as well as the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) from Ernst & Young LLP and has also discussed with Ernst & Young LLP matters relating to its independence from the Company, including a review of fees.

The Audit Committee held seven (7) meetings in 2002. The Audit Committee’s meetings include, whenever appropriate, executive sessions with Ernst & Young LLP without the presence of the Company’s management.

In reliance on the reviews and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the SEC.

Audit Committee

Irwin Lerner, Chair

Charles R. Schaller

Dr. Michael W. Fanger

Fees Paid to Ernst & Young LLP

The following table presents fees for services rendered by Ernst & Young LLP for the audit of the Company’s financial statements for the year ended December 31, 2002 and fees billed for other services rendered by Ernst & Young LLP in 2002 ($ in thousands):

Audit Fees	$201
Tax Planning and Compliance Fees	111
Financial Information Systems Design and Implementation Fees	—
Audit Related Fees	—
All Other Fees	58

Total Fees	$370

Audit fees represent the aggregate fees billed for professional services rendered for the audit of our annual financial statements for the year ended December 31, 2002 and reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q for 2002.

Tax planning and compliance fees represent domestic and international tax planning and compliance services.

All other fees represent assurance services provided in connection with SEC registration statements and general accounting consultations. The Audit Committee determined that these services are compatible with maintaining Ernst & Young LLP’s independence. Pursuant to the terms of its charter, the Audit Committee has the authority to pre-approve all services provided by our independent auditors.

Compensation of Directors

General.    Effective July 23, 2002, we terminated all consulting arrangements with members of our Board and adopted new compensation arrangements for Board members. Each Board member, other than the Chairman and other than directors who are employees of the Company, now receives an annual retainer of $20,000 and 14,000 stock options. The Chairman of our Board now receives an annual retainer of $40,000 and 28,000 stock options. In addition, Board members who are not employees of the Company now receive $1,500 for attendance at in-person meetings of the Board, $1,000 for attendance at telephonic meetings of the Board, and $3,000 annually for each committee membership. Prior to July 23, 2002, Board members were paid $1,000 for attendance of both in-person and telephonic meetings of the Board and received periodic stock option grants. During 2002, no director received any other compensation for services rendered to us as a director.

Other Compensation Paid to Our Directors During 2002.    During 2002, Dr. Fanger was paid for services rendered to us as a scientific and technical consultant. In addition, Dr. Vida, Dr. Thompson, and Mr. Lerner were paid for services rendered to us as business development consultants. These fees did not exceed $60,000 individually or $100,000 in the aggregate. All such consulting agreements have now been terminated.

Executive Officers

The following table sets forth certain information regarding our executive officers as of December 31, 2002:

Name	Age	Position
Dr. Donald L. Drakeman	49	President and Chief Executive Officer
Michael A. Appelbaum	57	Executive Vice President
Christian S. Schade	42	Senior Vice President, Finance and Administration, and Chief Financial Officer
Dr. Nils Lonberg	47	Senior Vice President, Scientific Director
W. Bradford Middlekauff	41	Senior Vice President, General Counsel and Secretary
Dr. Ronald A. Pepin	47	Senior Vice President, Business Development
Dr. Geoffrey M. Nichol	48	Senior Vice President, Product Development.

Set forth below is certain information concerning our executive officers who are not also directors:

Christian S. Schade, Mr. Schade is our Senior Vice President, Finance and Administration, and Chief Financial Officer. Mr. Schade joined us in October 2000. Prior to joining us, Mr. Schade was a Managing Director of Merrill Lynch & Co. Mr. Schade was employed by Merrill Lynch from March 1992 until October 2000, and was involved in Merrill Lynch’s international capital markets and corporate funding groups. Mr. Schade is a graduate of Princeton University and received an M.B.A. degree from the Wharton School of the University of Pennsylvania.

Nils Lonberg, Ph.D., Dr. Lonberg is our Senior Vice President, Scientific Director. Dr. Lonberg joined GenPharm International, Inc. in 1990 as a Senior Scientist and was promoted to Director, Molecular Biology in 1994. Mr. Lonberg joined us on October 21, 1997 upon our acquisition of GenPharm. Prior to joining GenPharm, Dr. Lonberg was a Post-Doctoral Fellow at Memorial Sloan-Kettering Cancer Center in New York, New York. He received a Ph.D. in Biochemistry and Molecular Biology from Harvard University.

W. Bradford Middlekauff, Mr. Middlekauff is our Senior Vice President, General Counsel and Secretary. Mr. Middlekauff joined us in March 2000. Prior to joining us, Mr. Middlekauff was Vice President, Business Development and General Counsel at Algos Pharmaceutical Corporation from August 1998 until February 2000. From September 1993 until July 1998, Mr. Middlekauff was an associate with the law firm of Cooley Godward LLP, where he advised life science companies on business and legal aspects of research and development, corporate partnering and licensing, product commercialization and corporate financing. Mr. Middlekauff is a graduate of Brown University and received a J.D. degree from Yale Law School.

Ronald A. Pepin, Ph.D., Dr. Pepin is our Senior Vice President, Business Development. Dr. Pepin joined us in August 2000 as Vice President, Business Development. Prior to joining us, Dr. Pepin was Executive Director, External Science and Technology at the Bristol-Myers Squibb Company. Dr. Pepin was employed by Bristol-Myers Squibb from March 1990 until July 2000 and was responsible for the licensing of new technologies and establishing research collaborations. Dr. Pepin is a graduate of Tufts University and received a Ph.D. in Molecular Genetics from Georgetown University.

Geoffrey M. Nichol, M.D., Dr. Nichol is our Senior Vice President, Product Development. Dr. Nichol joined us in September 2002. Prior to joining us, Dr. Nichol was with SmithKline Beecham Pharmaceutical (currently GlaxoSmithKline), as a Clinical Research Physician from December 1989 through January 1996. In February 1996, Dr. Nichol joined Novartis Pharmaceuticals as Vice President Pulmonology, Arthritis and HRT in Clinical Research and Development, and subsequently led U.S. Medical Affairs and Global Project Management for Novartis. Dr. Nichol received his medical degree from Otago University Medical School in New Zealand, and practiced pulmonary/internal medicine in New Zealand, Australia and at the Brompton Hospital and National Heart and Lung Institute in London, England. Dr. Nichol also received an M.B.A. degree from Warwick University in the United Kingdom.

Compensation of Executive Officers

Report of the Compensation and Organization Committee on Executive Compensation.

The Report of the Compensation and Organization Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of or under the Exchange Act, except to the extent that we specifically incorporate this Report by reference therein.

Compensation Philosophy and Policies.    Our fundamental executive compensation philosophy is to enable us to attract and retain key executive personnel and to motivate those executives to achieve our objectives. We are still in the research and development phase and have not yet achieved profitability; therefore, some of the traditional methods of evaluating executive performance, such as profit levels and return on equity, would be inappropriate. Accordingly, assessment of each executive’s performance is based on attainment of his or her specific personal objectives in light of our overall annual strategic goals. Among other things, we examine three (3) specific areas in formulating the compensation packages of our executive officers. These areas, followed by specific inquiries made by the Compensation and Organization Committee within such areas, are as follows:

Our Company’s Performance:

•	The extent to which our key research, clinical, product manufacturing, business development and financial objectives have been met during the preceding fiscal year.

•	The development, acquisition and licensing of key technology.

•	Our achievement of certain milestones, whether specified in agreements with third party collaborators or determined internally.

•	Accessing capital to fund our research, development, operations and other business activities.

Executive Performance:

•	An executive’s involvement in and responsibility for the development and implementation of strategic plans and the attainment of our strategic and operating objectives, along with achievement of agreed upon personal objectives.

•	The participation by an executive in the relationship between us and the investment community.

•	The involvement of an executive in personnel recruitment, retention and morale.

•	The responsibility of the executive in working within operating budgets, controlling costs and other aspects of expense management.

Other Factors:

We consider the necessity of being competitive with companies in the biotechnology industry, taking into account relative company size, stage of development, performance and geographic location as well as individual responsibilities and performance. In addition, we consider the need to provide reasonable incentives to management based on performance, independent of market conditions that may be beyond our control.

Each executive officer’s compensation package is reviewed annually and is comprised of up to four (4) components: base salary, cash bonuses, restricted stock and stock options. In addition to these components, executive officers generally are eligible to participate in all employee benefit programs generally available to all of our other employees.

Base Salary.    In setting the base salary levels for each executive officer, we review surveys and other available information on the base salaries of executive officers in comparable positions at other biotechnology companies. Factors considered include, but are not limited to, company size, stage of development of a company’s products and geographic location. We also consider the individual experience level and actual performance of each executive officer in light of our needs and objectives.

Bonus Awards.    We do not have formal incentive or bonus plans for our executives. As part of the review and setting of annual compensation, annual cash bonuses tied to the achievement of certain specific personal and corporate objectives and milestones have, to date, been awarded to all of our executive officers. Awards have been, and are expected to continue to be, based on our attainment of annual milestones and accomplishments identified by the Board of Directors and are granted at the discretion of the Compensation and Organization Committee.

Stock Option Plans.    Subject to the terms of our stock option plans (the “Plans”), the Compensation and Organization Committee has the authority to determine all terms and provisions under which awards are granted under the Plans, including the individuals to whom such awards may be granted. The Plans may be amended by our shareholders. They may also be amended by the Board without approval by the shareholders except to the extent that shareholders’ approval is required to ensure favorable tax treatment for incentive stock options or to ensure qualification of the Plans under federal securities laws. Awards generally vest at various times in excess of six months from their date of grant, and are intended as incentive and motivation for our executive officers, as well as to align the interest of those officers more closely with those of our shareholders in advancing corporate objectives. All of our executive officers have been granted awards under the Plans.

In addition to incentive stock options granted under the Plans, the Compensation and Organization Committee also has the authority to grant, at its discretion, non-qualified options as well as other stock-based awards to certain individuals, including executive officers. To date, non-qualified options have been granted to all of our executive officers. Awards of restricted stock have also been granted under the Plans. All options granted under the Plans were granted with exercise prices equal to or greater than the fair market value of our common stock on the date of grant.

Stock Option Exchange Offer.    In January 2003, the Company’s Board of Directors approved a stock option exchange program. Under this program, “eligible employees” and “eligible officers” were given the opportunity to cancel one or more stock options previously granted to them in exchange for new stock options to be granted at least six months and one day from the date the old options are cancelled, provided that the individual is still employed by the Company on such date (the “new grant date”). “Eligible employees” referred to current Company employees who were not executive officers and who held options to purchase the Company’s stock with an exercise price of $10.00 per share or more. “Eligible officers” referred to executive officers (excluding the President and Chief Executive Officer and the Executive Vice President) who were not members of the Board of Directors and who held options to purchase the Company’s stock with an exercise price of $25.00 per share or more. The participation deadline for the program was March 7, 2003. The number of shares subject to the new options was determined based on the old options’ exercise price. Specifically, if the exercise price of the old options was between $10.00 and $24.99 per share, then the exchange ratio was equal to 0.67 of a share. If the exercise price of the old options was $25.00 per share or higher, then the exchange ratio was equal to 0.50 of a share. Eligible employees and eligible officers elected to exchange a total of 2,309,401 shares of common stock underlying eligible options. Eligible option holders will receive replacement options to purchase a total of 1,319,269 shares of our common stock. The exercise price of the new options will be equal to the average of the high and low sales prices on the new grant date. Replacement options will not be granted until, at the earliest, September 8, 2003.

Compensation of the Chief Executive Officer.    During 2002, Dr. Donald L. Drakeman’s annual base salary was $690,000, an increase of approximately 15% from 2001. The increase in Dr. Drakeman’s base salary was determined in accordance with the criteria outlined above, the Compensation Committee’s evaluation of the Company’s overall performance, as well as Dr. Drakeman’s individual performance. Also, in March 2003, Dr. Drakeman was awarded a cash bonus of $200,000 and a stock option grant of 107,000 shares based upon the evaluation by the Compensation Committee of the achievement of specific strategic milestones set by the Committee in connection with the review of Dr. Drakeman’s compensation for 2002. In addition to the above compensation, Dr. Drakeman received stock option grants totaling 300,000 shares. These grants were made to Dr. Drakeman and appropriate awards were made to other key employees to ensure the retention of our management.

Based on its evaluation of Dr. Drakeman’s performance, the Compensation and Organization Committee believes that Dr. Drakeman’s compensation level is appropriate and in line with his peers in the industry.

Deductibility of Compensation Expenses.    Current U.S. tax law has a $1 million annual tax deduction limit on compensation we pay to our Chief Executive Officer and our four other most highly compensated executive officers. The limit does not apply to “performance-based”: compensation (as defined under the United States Tax Code and related regulations). Compensation is performance-based if we can pay it only if objective pre-established performance criteria set by the Compensation and Organization Committee are met. The Compensation and Organization Committee may use its discretion to set actual compensation below the maximum amount calculated by application of our performance criteria.

The Compensation and Organization Committee’s general policy is to structure compensation programs that allow us to fully deduct the compensation under the above described one million dollar ($1,000,000) cap rules. The Compensation and Organization Committee also believes that we need flexibility to meet our incentive and retention objectives, even if we may not deduct all compensation.

The Compensation and Organization Committee

Irwin Lerner, Chair

Charles R. Schaller

Dr. Julius A. Vida

Compensation and Organization Committee Interlocks and Insider Participation

All members of the Compensation and Organization Committee are independent, non-employee directors. No Compensation and Organization Committee interlocks exist between us and any other entity.

Executive Compensation Tables

Summary Compensation Table.    The following Summary Compensation Table provides the annual and long-term compensation paid to our chief executive officer, Dr. Donald L. Drakeman, and our four (4) most highly paid executive officers other than Dr. Drakeman for the years ended December 31, 2002, 2001 and 2000.

	Annual Compensation				Long Term Compensation
Name and Principal Position					Restricted Stock Awards(2)		Stock Option/ SARs(3)	Long Term Incentive Payouts		All Other Compensation(4)
	Year	Salary		Bonus(1)
Donald L. Drakeman President and Chief Executive Officer	2002 2001 2000	$641,538 500,635 391,500	(6)	$200,000 480,000 250,000	$8,093 269,350 —	(A) (A)	300,000 520,000 46,000	$	— — —	$4,000 1,566,123 3,400	(5)

Christian S. Schade Senior Vice President, Finance and Administration, and Chief Financial Officer	2002 2001 2000	380,077 345,288 300,000	(7)	120,000 200,000 25,000	18,173 74,550 —	(B) (B)	250,000 130,000 300,000		— —	4,000 188,417 —	(6)

Nils Lonberg Senior Vice President, Scientific Director	2002 2001 2000	296,154 265,481 215,000	(8)	120,000 150,000 120,000	8,093 19,350 —	(C) (C)	200,000 150,000 —		— —	4,000 3,400 3,400

Geoffrey M. Nichol Senior Vice President, Product Development	2002	315,000	(9)	90,000	—	(D)	200,000		—	—

W. Bradford Middlekauff Senior Vice President, General Counsel and Secretary	2002 2001 2000	278,577 246,010 200,000	(10)	88,500 140,000 50,000	14,610 — —	(E)	200,000 150,000 100,000		— —	4,000 3,400 2,000

(1)	A portion of each of the named executive officer’s cash compensation for each year shown was paid in the first quarter of the year following the year shown and is reported in this table as bonus.
(2)	We have never paid dividends on our common stock and therefore do not anticipate paying dividends on our restricted stock.
(A)	On April 4, 2001, Dr. Drakeman received a stock bonus of 20,000 shares of common stock with an aggregate value of $250,000, based on the fair market value of $12.50 per share on the date of grant. On September 19, 2001, Dr. Drakeman was granted a restricted stock award under our plans of 4,500 shares of common stock, of which the restrictions on 1,500 shares lapsed immediately with an aggregate value of $19,350, based on the fair market value of our common stock of $12.90 per share on the date of grant. On September 19, 2002 the restrictions on an additional 1,500 shares lapsed with an aggregate value of $8,093 based on the fair market value of our common stock of $5.395 per share on that date. The restrictions on the remaining 1,500 shares of restricted stock will lapse on September 19, 2003. The value of these remaining restricted shares is $5,963, based on the fair market value of our common stock of $3.975 per share on December 31, 2002.
(B)

On October 13, 2000, Mr. Schade was granted a restricted stock award under our plans of 9,000 shares of our common stock, with an aggregate value of $425,520, based on the fair market value of $47.28 per share on the date of grant. The restrictions with respect to 3,000 of these shares lapsed on October 13, 2001 with an aggregate market value of $57,120, based upon the fair market value of our common stock of $19.04 per share on that date. The restrictions on an additional 3,000 shares lapsed on October 13, 2002 with an aggregate value of $10,080 based upon the fair market value of our common stock of $3.36 per share on that date. The restrictions on the remaining 3,000 shares will lapse on October 13, 2003. The value of the remaining restricted shares is $11,925, based upon the fair market value of our common stock of $3.975 per share on December 31, 2002. On September 19, 2001, Mr. Schade was granted a restricted stock award under our plans of 4,500 shares of common stock, of which 1,500 shares lapsed immediately with an aggregate value of $19,350, based on the fair market value of $12.90 per share on the date of grant. The restrictions on an additional 1,500 shares lapsed on

September 19, 2002 with an aggregate value of $8,093 based upon the fair market value of our common stock of $5.395 per share on that date. The restrictions on the remaining 1,500 shares of restricted stock will lapse on September 19, 2003. The value of these remaining restricted shares is $5,963, based upon the fair market value of our common stock of $3.975 per share on December 31, 2002.

(C)	On September 19, 2001, Dr. Lonberg was granted a restricted stock award under our plans of 4,500 shares of common stock, of which the restrictions on the 1,500 shares lapsed immediately with an aggregate value of $19,350, based on the fair market value of our common stock of $12.90 per share on the date of grant. The restrictions on an additional 1,500 shares lapsed on September 19, 2002, with an aggregate value of $8,093, based upon the fair market value of our common stock of $5.395 per share on that date. The restrictions on the remaining 1,500 shares of restricted stock will lapse on September 19, 2003. The value of these remaining restricted shares is $5,963, based upon the fair market value of our common stock of $3.975 per share on December 31, 2002.
(D)	On September 9, 2002, Dr. Nichol was granted a restricted stock award under our plans of 40,000 shares of common stock with an aggregate value of $209,800, based on the fair market value of our common stock of $5.245 per share on the date of grant. The restrictions with respect to 20,000 shares will lapse on May 21, 2003. The restrictions on the remaining 20,000 shares of restricted stock will lapse in two equal installments of 10,000 shares each on May 21, 2004 and 2005, respectively. The value of these remaining restricted shares is $159,000, based upon the fair market value of our common stock of $3.975 per share on December 31, 2002.
(E)	On February 19, 2002, Mr. Middlekauff was granted a restricted stock award under our plans of 3,000 shares of common stock, of which 1,000 shares lapsed immediately with an aggregate value of $14,610, based on the fair market value of our common stock of $14.61 per share on the date of grant. The restrictions on the remaining 2,000 shares of restricted stock will lapse in two equal installments of 1,000 shares each on February 19, 2003 and 2004, respectively. The value of these remaining restricted shares is $7,950, based upon the fair market value of our common stock of $3.975 per share on December 31, 2002.
(3)	We have not granted any stock appreciation rights (SARs) or made any long term incentive payouts.
(4)	Unless otherwise specified, represents matching funds under our 401(k) Plan.
(5)	On December 13, 2001, a stock bonus of 88,600 ordinary shares of Genmab A/S, previously held by us, was awarded to Dr. Drakeman, with an aggregate value of $1,562,723 based on the then fair market value of the Genmab shares of $17.64 per ordinary share on the date of the award.
(6)	Includes $3,400 of matching funds under our 401(k) Plan and reimbursement in the amount of $185,017 for certain relocation expenses.
(7)	Represents Mr. Schade’s 2000 stated annual salary. Mr. Schade began his employment with us on October 13, 2000, and actually received $51,923 during the year ended December 31, 2000.
(8)	Includes $40,000 of a retroactive salary increase effective July 1, 2000, and paid in January 2001.
(9)	Represents Dr. Nichol’s 2002 stated annual salary. Dr. Nichol began employment with us on September 9, 2002, and actually received $90,865 during the year ended December 31, 2002.
(10)	Represents Mr. Middlekauff’s 2000 stated annual salary. Mr. Middlekauff began employment with us on March 2, 2000, and actually received $163,077 during the year ended December 31, 2000.

Option Grants in 2002.    The following table sets forth information concerning stock options granted during the year ended December 31, 2002 to each of the executive officers named in the Summary Compensation Table. In addition, in accordance with the rules of the SEC, the table shows the hypothetical gains for such options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

	Option Grants in Last Fiscal Year Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
		% of Total Options/SARs Granted to Employees in Fiscal Year
	Options/SARs Granted (#)(2)		Exercise or Base Price ($/Share)(3)
				Expiration Date
Name					5%	10%
Donald L. Drakeman	300,000	8%	$6.37	7/10/2012	$1,201,818	$3,045,652
Christian S. Schade	250,000	7%	6.37	7/10/2012	1,001,515	2,538,035
Nils Lonberg	200,000	5%	6.37	7/10/2012	801,212	2,030,428
Geoffrey M. Nichol	200,000	5%	5.25	9/8/2012	660,339	1,673,430
W. Bradford Middlekauff	200,000	5%	6.37	7/10/2012	801,212	2,030,428

(1)	The “potential realizable value” shown will be achieved only if the options have been held for the full ten years and the stock price has appreciated at the assumed rate. For the named executive officers, the value is calculated from the option price per share of options granted in fiscal year 2002. Potential realizable value is listed for illustration purposes only. The values disclosed are not intended to be and should not be interpreted as representations or projections of future value of our stock or of the stock price.
(2)	All vested options may be exercised at any time before the expiration date so long as employment with us continues; provided, however, that the options may be exercised within twelve months after the death of the optionee or three months after the termination of the optionee’s employment as the result of disability. We have granted no SARs under the Plans.
(3)	All grants were made at 100% of the fair market value of our common stock as of the date of grant.

Aggregate Option Exercises in 2002 and 2002 Fiscal Year-End Option/SAR Values.    The following table presents the number and value of unexercised options held by each of the executive officers named in the Summary Compensation Table at December 31, 2002, distinguishing between options that are exercisable and those that are not exercisable.

Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values(1)

Name	Shares Acquired on Exercise (#)	Value Realized(2) ($)	Number of Unexercised Options/SARs at Fiscal Year End		Value of Unexercised In-the-Money Options/SARs at Fiscal Year End($)(3)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Donald L. Drakeman	—	$—	755,000	575,000	$491,930	$—
Christian S. Schade	—	—	361,250	318,750	—	—
Nils Lonberg	—	—	335,250	268,750	153,380	—
Geoffrey M. Nichol	—	—	—	200,000	—	—
W. Bradford Middlekauff	—	—	161,250	268,750	—	—

(1)	All options were granted at 100% of fair market value on the date of grant. Optionees may satisfy the exercise price by submitting currently owned shares and/or cash. Income tax withholding obligations may be satisfied by electing to have us withhold shares otherwise issuable under the option with a fair market value equal to such obligations.
(2)	Fair market value of underlying securities at exercise minus the exercise price.
(3)	Based upon the last reported sale price of our common stock on the Nasdaq National Market of $3.975 on December 31, 2002.

We have not deferred payment of any cash compensation payable to our executive officers for services rendered during the last fiscal year. None of our executive officers received compensation not reported in the Summary Compensation Table, other than pursuant to the Plans, in excess of $50,000 or 10% of the compensation reported in the Summary Compensation Table.

Employment and Consulting Agreements

Dr. Donald L. Drakeman.    We have entered into an employment agreement with Dr. Donald L. Drakeman pursuant to which he is employed as our President and Chief Executive Officer. Dr. Drakeman’s current annual salary is $690,000, which may be periodically increased by the Board of Directors. The agreement expires on October 1, 2003, and is automatically renewed for successive one-year terms unless we or Dr. Drakeman elect not to renew. If the agreement is not renewed by us, Dr. Drakeman is entitled to one (1) year’s severance pay, subject to reduction if Dr. Drakeman finds alternative employment during that period. The agreement contains covenants not to compete which are subject to differing qualifications upon termination with cause, without cause, non-renewal and upon a change of control. If we terminate Dr. Drakeman’s employment without cause, Dr. Drakeman is entitled to two (2) full years’ severance pay. In the event of a change in control of Medarex, Dr. Drakeman has the right to terminate the agreement on 90 days’ written notice to us. In such event, we will pay Dr. Drakeman an amount equal to one (1) full year’s salary. Dr. Drakeman has the right to resign voluntarily upon giving us 90 days’ prior notice, in which case he will be subject to a noncompetition covenant for a period of one (1) year from the date of termination. If Dr. Drakeman elects not to renew his employment beyond the 2003 calendar year, Dr. Drakeman will not be subject to a noncompetition covenant.

Mr. Michael A. Appelbaum.    We have entered into an employment agreement with Michael A. Appelbaum pursuant to which he is employed as our Executive Vice President. Mr. Appelbaum’s current annual salary is $295,000, which may be periodically increased by the Board of Directors. The agreement expires on October 1, 2003, and is automatically renewed for successive one (1) year terms unless we or Mr. Appelbaum elect not to renew. If the agreement is not renewed by us, Mr. Appelbaum is entitled to one (1) year’s severance pay subject to reduction if Mr. Appelbaum finds alternative employment during that period. The agreement contains covenants not to compete which are subject to differing qualifications upon termination with cause, without cause, non-renewal and upon a change of control. If we terminate Mr. Appelbaum’s employment without cause, Mr. Appelbaum is entitled to two (2) full years’ severance pay. In the event of a change in control of Medarex, Mr. Appelbaum has the right to terminate the agreement on 90 days’ written notice to us. In such event, we will pay Mr. Appelbaum an amount equal to one (1) full year’s salary. Mr. Appelbaum has the right to resign voluntarily upon giving us 90 days’ prior notice, in which case he will be subject to a noncompetition covenant for a period of one (1) year from the date of termination. If Mr. Appelbaum elects not to renew his employment beyond the 2003 calendar year, Mr. Appelbaum will not be subject to a noncompetition covenant.

Mr. Christian S. Schade.    We have entered into an employment agreement with Christian S. Schade pursuant to which he is employed as our Senior Vice President, Finance and Administration and Chief Financial Officer. Mr. Schade’s current annual salary is $400,000 and may be periodically increased by the Board of Directors. The agreement expires on October 13, 2003, and is automatically renewed for successive one (1) year terms unless we or Mr. Schade elect not to renew. If the agreement is not renewed by us, Mr. Schade is entitled to one (1) year’s severance pay subject to reduction if Mr. Schade finds alternative employment during that period. The agreement contains covenants not to compete which are subject to differing qualifications, upon termination with cause, without cause, non-renewal and upon a change of control. If we terminate Mr. Schade’s employment without cause, Mr. Schade is entitled to two (2) full years’ severance pay. In the event of a change of control of Medarex, Mr. Schade has the right to terminate the agreement on 90 days’ prior written notice. In such event, we will pay Mr. Schade an amount equal to one (1) full year’s salary. Mr. Schade has the right to resign voluntarily upon giving us 90 days’ prior written notice, in which case he will be subject to a noncompetition covenant for a period of one (1) year from the date of termination. If Mr. Schade elects not to renew his employment beyond October 13, 2003, or 2004, Mr. Schade will be subject to a noncompetition covenant for a period of one (1) year following the date of termination. If Mr. Schade elects not to renew his employment beyond October 13, 2005, or if we elect not to renew his employment beyond October 13, 2003, Mr. Schade will not subject to a noncompetition covenant.

Mr. W. Bradford Middlekauff.    We have entered into an employment agreement with W. Bradford Middlekauff pursuant to which he is employed as our Senior Vice President, General Counsel and Secretary. Mr. Middlekauff’s current annual salary is $295,000 and may be periodically increased by the Board of Directors. The agreement expires on October 1, 2003, and is automatically renewed for successive one (1) year terms unless we or Mr. Middlekauff elect not to renew. If the agreement is not renewed by us, Mr. Middlekauff is entitled to one (1) year’s severance pay subject to reduction if Mr. Middlekauff finds alternative employment during that period. The agreement contains covenants not to compete which are subject to differing qualifications, upon termination with cause, without cause, non-renewal, and upon a change of control. If we terminate Mr. Middlekauff’s employment without cause, Mr. Middlekauff is entitled to two (2) full years’ severance pay. In the event of a change of control of Medarex, Mr. Middlekauff has the right to terminate the agreement on 90 days’ prior written notice. In such event, we will pay Mr. Middlekauff an amount equal to one (1) full year’s salary. Mr. Middlekauff has the right to resign voluntarily upon giving us 90 days’ prior written notice, in which case he will be subject to a noncompetition covenant for a period of one (1) year from the date of termination. If Mr. Middlekauff elects not to renew his employment beyond October 1, 2003, Mr. Middlekauff will be subject to a noncompetition covenant for a period of one (1) year from the date of termination. If Mr. Middlekauff elects not to renew his employment beyond October 1, 2004, or if we elect not to renew his employment beyond October 1, 2002, Mr. Middlekauff will not be subject to a noncompetition covenant.

Dr. Geoffrey M. Nichol.    We have entered into an employment agreement with Dr. Geoffrey M. Nichol pursuant to which he is employed as our Senior Vice President, Product Development. Dr. Nichol’s current annual salary is $315,000 and may be periodically increased by the Board of Directors. The agreement expires on September 9, 2005, and is automatically renewed for successive one (1) year terms unless we or Dr. Nichol elect not to renew. If the agreement is not renewed by us, Dr. Nichol is entitled to one (1) year’s severance pay subject to reduction if Dr. Nichol finds alternative employment during that period. The agreement contains covenants not to compete which are subject to differing qualifications, upon termination with cause, without cause, non-renewal, and upon a change of control. If we terminate Dr. Nichol’s employment without cause, Dr. Nichol is entitled to two (2) full years’ severance pay. In the event of a change of control of Medarex, Dr. Nichol has the right to terminate the agreement on 90 days’ prior written notice. In such event, we will pay Dr. Nichol an amount equal to one (1) full year’s salary. Dr. Nichol has the right to resign voluntarily upon giving us 90 days’ prior written notice, in which case he will be subject to a noncompetition covenant for a period of one (1) year from the date of termination. If Dr. Nichol elects not to renew his employment beyond September 9, 2005 or September 9, 2006, Dr. Nichol will be subject to a noncompetition covenant for a period of one (1) year from the date of termination. If Dr. Nichol elects not to renew his employment beyond September 9, 2007, or if we elect not to renew his employment beyond September 9, 2005, Dr. Nichol will not be subject to a noncompetition covenant.

Effective July 23, 2002, we terminated our consulting agreements with Mr. Irwin Lerner and Dr. W. Leigh Thompson, Jr., for services relating to strategic planning and the development of corporate partnerships; Dr. Michael W. Fanger, for services relating to scientific matters; Dr. Julius A. Vida, for services relating to the development of corporate partnerships and licensing programs; and Mr. Charles R. Schaller, for services related to for business and strategic planning. We have no further consulting agreements with these or any other members of our Board of Directors.

Certain Relationships and Related Transactions

Genmab A/S

In March 1999, we and a group of unrelated third party investors formed Genmab A/S, a Danish biotechnology company. Genmab was established to develop and commercialize a portfolio of fully human antibodies derived from our HuMAb-Mouse® technology. Initially, we contributed a license to our human antibody technology for producing antibodies to particular targets in exchange for approximately 44% of Genmab’s share capital. During Genmab’s initial 12 months of operations, Genmab raised additional equity and, in connection therewith, we agreed to expand our license to provide Genmab with broader rights to our human antibody technology in exchange for further equity, thereby maintaining our level of ownership in Genmab’s share capital. Specifically, in exchange for equity, we granted Genmab 16 fully paid-up commercial licenses for antibody products. In addition, in connection with a private placement in May 2000, we made an additional cash investment of $18.0 million in Genmab in order to maintain our approximately 44% ownership interest in Genmab. In August 2000, we received additional equity in connection with the Genomics Agreement (as described below) which increased our equity interest in Genmab to approximately 45%.

In August 2000, we entered into a binding memorandum of understanding, or the Genomics Agreement, with Genmab, pursuant to which we granted Genmab rights to market our transgenic mouse technologies for multi-target (five or more targets) genomics partnerships to certain pharmaceutical and biotechnology companies whose headquarters are located in Europe. Under the terms of the Genomics Agreement, Genmab may market our transgenic mouse technology (a) for multi-target (five or more targets) partnerships to any European based company, except for: (i) certain Medarex partners, including Novartis Pharma AG, Merck KGaA, Schering AG, Aventis Behring LLC, IDM and Scil Biomedicals GmbH; and (ii) any European based pharmaceutical company with worldwide revenues in excess of $1 billion in 1999, provided, however, that Genmab may market our human antibody technology to Sanofi/Synthelabo and Boehringer Ingelheim and (b) for non-multi-target (less than five targets) partnerships, to any company worldwide. We also have the right to participate in Genmab’s multi-target (five or more targets) partnerships, thereby sharing in certain costs and commercial benefits. We also have certain rights to develop and commercialize outside of Europe products arising from such European-based alliances. We retain all rights to market our technology to companies headquartered outside of Europe and to all companies for non-multi-target (less than five targets) partnerships in Europe. Certain license fees, milestones and royalties due to us under our previously existing agreement with Genmab were reduced. The Genomics Agreement also provides that, under certain circumstances, we must negotiate in good faith to manufacture antibodies for Genmab’s partnerships.

In addition, under the terms of the Genomics Agreement, we granted Genmab an option to receive certain rights in Europe with respect to the development and commercialization of up to four antibody products we may obtain through our alliance with Eos Biotechnology, Inc., which was recently acquired by Protein Design Labs, Inc. Finally, the Genomics Agreement grants Genmab certain rights to access technologies licensed by us from Biosite Incorporated and Kirin Brewery, Co., Ltd.

The Genomics Agreement has an initial term of five years with a right exercisable by Genmab to extend the term for an additional two years. For each year of the agreement and during the term of any extension, we will receive $2 million per year from Genmab. At Genmab’s option, these amounts may be paid in either cash or capital stock. As part of this transaction, in August 2000, we received 279,760 shares of Genmab stock valued at $2 million, representing payment for the first year. Payments for the second and third years were made in cash.

In September 2000, we entered into an amended agreement, or the Amended Genomics Agreement with Genmab, pursuant to which we agreed to assign to Genmab 100% of our economic interest in each product we jointly develop with Oxford GlycoSciences plc, or a Medarex/OGS product, and sell in Europe, and 50% of our economic interest in each Medarex/OGS product sold outside of North America and Europe. Under the terms of the Amended Genomics Agreement, if a Medarex/OGS Product is intended to be sold only in Europe, Genmab will reimburse us for 100% of our research, development, manufacturing and commercialization expenses associated with such product. If the Medarex/OGS Product is to be sold only in North America, Genmab will not be obligated to reimburse us for any such expenses. In all other cases, Genmab will reimburse us for 50% of such expenses. In addition, we sold one-half of our equity interest in OGS to Genmab for $2.5 million, which was our original cost of such equity interest.

In October 2000, Genmab became a publicly traded company listed for trading on the Copenhagen Stock Exchange. As a result of raising the equivalent of $187.0 million (based on the then current exchange rate), and subsequent investments in Genmab by other parties, our ownership interest in Genmab has been reduced to approximately 31%.

During the year ended December 31, 2002, we recognized sales, contract and license revenue from Genmab of approximately $14,751,000 and reimbursed Genmab approximately $124,000 for expenditures made on our behalf.

Until August 1, 2000, Genmab’s President and Chief Executive Officer, Dr. Lisa N. Drakeman, was our Senior Vice President—Head of Business Development. Dr. Lisa N. Drakeman currently has a consulting agreement with us. Under the terms of such consulting agreement, Dr. Lisa N. Drakeman will provide us with up to two days per month of consulting services. As compensation for her services under this consulting agreement, Dr. Lisa N. Drakeman was granted a stock option to purchase 10,000 shares of our common stock at an exercise price equal to the market price of our common stock as of the date of grant. Dr. Lisa N. Drakeman owns 30,000 shares of our common stock. Additionally, each of two of Dr. Lisa N. Drakeman’s adult children living in the same household owns 15,536 shares of our common stock. In addition, Dr. Lisa N. Drakeman has fully vested options to purchase an additional 278,000 shares of our common stock at an average weighted exercise price of $6.55 per share. Dr. Lisa N. Drakeman beneficially owns approximately 1.4% of Genmab’s outstanding share capital. Dr. Lisa N. Drakeman is married to our President and Chief Executive Officer, Dr. Donald L. Drakeman.

Mr. Irwin Lerner, the Chairman of our Board of Directors, and a member of certain committees of our Board of Directors, is also a director of Genmab. In connection with his position on the board of directors of Genmab, Mr. Lerner has been awarded warrants to purchase 60,000 shares of Genmab’s capital stock at a weighted average exercise price of 99.75 Danish Kroner (DKK).

Until August 2001, Genmab’s Chief Scientific Officer, Dr. Jan G. J. Van de Winkel, was the Vice President and Scientific Director of Medarex Europe, our wholly-owned subsidiary incorporated in The Netherlands. Dr. Van de Winkel currently has a consulting agreement with us. Under the terms of such consulting agreement, Dr. Van de Winkel will provide us with consulting services for up to two days per month. As compensation for such services, on August 1, 2000, Dr. Van de Winkel was granted options to purchase 60,000 shares of our common stock, at an exercise price equal to $37.41 per share.

Dr. Ernst Schweizer, who was President of Medarex Europe until January 1, 2002, is also a director of Genmab. Dr. Schweizer is currently Head of Business Development at Genmab. In connection with his position on the board of directors of Genmab, Dr. Schweizer has been awarded options to purchase 55,000 shares of Genmab’s capital stock at an average weighted exercise price of DKK 56.75. Dr. Schweizer was employed as a consultant to Medarex until January 1, 2003, when his consulting agreement terminated.

Eos Biotechnology, Inc. (Protein Design Labs, Inc.)

We have entered into a collaboration with Eos Biotechnology, Inc., or Eos, to develop and commercialize genomics-derived, antibody-based therapeutic products, which was restructured in January 2003. In September 2000, we purchased shares of preferred stock of Eos for an aggregate purchase price of $2.5 million as part of a $27.5 million private offering by Eos. In April 2003, Eos was acquired by Protein Design Labs, Inc (“PDL”). As a result, we will receive shares of common stock of PDL in exchange for our shares of Eos.

Prior to the April 2003 acquisition, Dr. Frederick B. Craves, a member of our Board, was a member of the board of directors of Eos. BCC Acquisition I LLC beneficially owns approximately 4.9% of our common stock and is an affiliate of The Bay City Capital Fund I, L.P., which, along with related entities, owned an equity interest in the capital stock of Eos. Dr. Craves, a member of our Board of Directors, is a principal of Bay City Capital LLC, an affiliate of The Bay City Capital Fund I, L.P., which is one of the members of BCC Acquisition I, LLC.

Immuno-Design Molecules, S.A.

In July 2000, we entered into an agreement with Immuno-Design Molecules, S.A., or IDM, a privately held French biotechnology company, whereby we licensed to IDM certain of our technologies in exchange for equity units in IDM, consisting of common stock and warrants to purchase convertible debt of IDM. As a result of this transaction, we recorded a gain from the transfer of the technology of approximately $40.5 million (based on an independent valuation). In October 2000, we made an additional equity investment in IDM of approximately $5.2 million which was part of a $41.5 million private placement by IDM which brought our equity position in IDM to approximately 9%. In the event that we exercise certain warrants held by us to purchase convertible or redeemable bonds of IDM and such bonds are converted or redeemed, our equity position in IDM would be approximately 26%. These warrants are exercisable between September 2002 and September 2010, and such bonds may be converted or redeemed within six months of such exercise. As part of this transaction, we waived our existing rights to acquire the commercialization rights in North America to certain of IDM’s technology in targeted immunotherapy. We have also entered into a separate collaboration with IDM involving the use of our human antibody technology for the generation of fully human antibodies. Under the terms of this collaboration, we could receive research payments, license fees, milestone payments and royalties. During 2002, we recognized non-cash contract and license revenues of approximately $14.3 million from IDM. Mr. Michael Appelbaum, who is also a member of our Board of Directors, is our representative on the board of directors of IDM.

FibroGen, Inc.

In July 1998, we entered into a Research and Commercialization Agreement with FibroGen, Inc., or FibroGen, a privately held company, whereby FibroGen obtained rights to our fully human monoclonal antibody technology to develop and commercialize therapeutic antibodies against certain targets, in exchange for research fees, license fees, and milestones and royalty payments with respect to products developed and commercialized by FibroGen. Dr. Julius A. Vida, a member of our Board of Directors, is also a member of the board of directors of FibroGen.

Incyte Genomics, Inc.

In September 2001, we entered into a Collaboration Agreement with Incyte Genomics, Inc., or Incyte, a publicly traded company, to develop and commercialize novel therapeutics produced through the application of our fully human monoclonal antibody technology against targets identified by Incyte. Dr. Frederick B. Craves, a member of our Board of Directors, is also a member of the board of directors of Incyte.

Oxford GlycoSciences plc

In November 2001, we entered into a Collaboration Agreement with Oxford GlycoSciences plc, a publicly traded company, to develop and commercialize novel therapeutics produced through the joint application of our fully human monoclonal antibody technology and Oxford GlycoSciences’ proprietary proteomics technology for high-throughput protein analysis and target validation. As part of this agreement, we made a $5.0 million equity investment in Oxford GlycoSciences and immediately sold one-half of this equity interest to Genmab for $2.5 million. Dr. Donald L. Drakeman, our President and Chief Executive Officer and a member of our Board of Directors, was a member of the board of directors of Oxford GlycoSciences until April 2003.

STOCK PRICE PERFORMANCE GRAPH

The following Stock Price Performance Graph does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this Stock Price Performance Graph by reference therein.

The graph and table below compare the cumulative total shareholder return (stock price appreciation plus reinvested dividends, if any) on an annual basis for our common stock against the cumulative total returns on the Nasdaq Stock Market Index (U.S.) and a peer group we selected for the period from December 31, 1997 through December 31, 2002. The peer group consists of the following biotechnology companies: Abgenix, Inc.; Imclone Systems, Inc.; Protein Design Labs, Inc.; Xoma Corporation; Cytogen Corporation; Idec Pharmaceuticals Corporation; Immunogen, Inc.; NeoRx Corporation; and Immunomedics, Inc. The relevant information with respect to the peer group was furnished by Research Data Group.

	12/97	12/98	12/99	12/00	12/01	12/02
MEDAREX, INC.	100.00	57.74	709.52	1552.38	684.19	150.48
NASDAQ STOCK MARKET (U.S.)	100.00	140.99	261.48	157.77	125.16	86.53
PEER GROUP	100.00	89.96	352.26	714.27	643.87	226.84

The above graph and table assume $100 invested on December 31, 1997, with all dividends reinvested, in each of our common stock, the peer group and the Nasdaq Stock Market Index (U.S.).

PROPOSAL 2—APPROVAL OF AN AMENDMENT TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER OUR 2001 STOCK OPTION PLAN BY 3,500,000 SHARES

The Board recommends a vote FOR Proposal 2.

We are asking you to approve an amendment to our 2001 Stock Option Plan. The purpose of the amendment is to increase the number of shares of our common stock with respect to which we may grant Awards under the 2001 Stock Option Plan by 3,500,000 shares from 6,500,000 to 10,000,000 shares.

As of April 4, 2003, under the 2001 Stock Option Plan, 2,265,416 shares of our common stock were available for issuance and we had granted options to purchase 4,171,334 shares with a market value of $15,851,069, based on a fair market value of $3.80 per share on that date. As of April 4, 2003, 63,250 shares of our common stock had been issued upon the exercise of stock options granted under the 2001 Stock Option Plan. The weighted average exercise price per share of options that were outstanding as of April 4, 2003 was $8.36.

The Board has unanimously approved the proposed amendment to the 2001 Stock Option Plan and has directed that such authorization be submitted for the approval of the shareholders at the annual meeting. The amendment to the 2001 Stock Option Plan will become effective on the date of shareholder approval on May 28, 2003 (the “Effective Date”).

The following description of the 2001 Stock Option Plan as amended by the proposed amendment is only a summary of the important provisions of the 2001 Stock Option Plan and does not contain all of the terms and conditions of the 2001 Stock Option Plan. You can obtain a copy of the full text of the 2001 Stock Option Plan, without charge, upon request to our corporate Secretary.

Summary Description of the Plan

What Is the Purpose of the 2001 Stock Option Plan?

The purpose of the 2001 Stock Option Plan is to help us hire and keep directors, consultants, officers and other employees of outstanding ability and to motivate employees to exert their best efforts on our behalf. In addition, we expect to benefit from the added interest which the optionees will have in our welfare as a result of their ownership or increased ownership of our common stock.

What Types of Options and Awards Can be Granted Under the 2001 Stock Option Plan?

Options and other awards authorized under the 2001 Stock Option Plan include:

•	incentive stock options (“ISOs”) which are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”);

•	stock options which are “non-qualified” for federal income tax purposes (“NQOs”), to which the provisions of the Code pertaining to ISOs do not apply;

•	restricted stock awards, which are awards of stock that are subject to forfeiture in the event of premature termination of employment, our failure to meet certain performance objectives or other conditions;

•	stock appreciation rights (“SARs”), which enable a recipient to profit immediately from the difference between the exercise price of an option and the fair market value of the stock;

•	deferred stock awards, which are awards of stock that are not distributed to the participant until after a specified deferral period; and

•	other stock-based awards permitted under the 2001 Stock Option Plan (including, but not limited to, performance shares and convertible debentures).

Each award described above is sometimes referred to in this Proxy Statement as an “Award,” and all such awards are sometimes collectively referred to in this Proxy Statement as “Awards.”

The 2001 Stock Option Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended.

How Is the 2001 Stock Option Plan Administered?

•	The 2001 Stock Option Plan is administered by the Compensation and Organization Committee, which shall consist of at least two (2) directors, appointed by the Board, who are “Non-Employee Directors” as defined by the SEC under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•	The term of office of the Compensation and Organization Committee members is as fixed from time to time by the Board of Directors. The Board may from time to time remove members from the Compensation and Organization Committee, with or without cause, or add members to the Compensation and Organization Committee. Vacancies in the Compensation and Organization Committee, however caused, will be filled by the Board.

•	Subject to the express terms and conditions of the 2001 Stock Option Plan, the Compensation and Organization Committee has full power to make Awards, to construe or interpret the 2001 Stock Option Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for its administration. Except as otherwise provided in the 2001 Stock Option Plan, the Compensation and Organization Committee may also determine which persons shall be granted Awards, the nature of the Awards granted, the number of shares subject to Awards and the time at which Awards shall be made. Such determinations will be final and binding.

How Much Stock Will Be Available Under the 2001 Stock Option Plan, As Amended By This Proposal?

•	The only class of stock subject to an Award is common stock. The maximum number of shares of common stock with respect to which Awards may be granted is 10,000,000 shares, however, this number is subject to adjustment in the event of a recapitalization, reorganization or similar event.

•	The maximum number of shares of common stock with respect to which Awards may be granted to any participant in any year under the 2001 Stock Option Plan is 400,000 shares.

•	Shares may consist, in whole or in part, of authorized and unissued shares or treasury shares, except that treasury shares must be used in the case of Awards of restricted stock. Any shares represented by Awards which are cancelled, forfeited, terminated or expire unexercised will again be available for grants and issuance under the 2001 Stock Option Plan.

Who Is Eligible to Participate in the 2001 Stock Option Plan?

•	Persons eligible for Awards under the 2001 Stock Option Plan are limited to directors, consultants, officers and other employees of Medarex and our subsidiaries who are responsible for the management, growth, profitability and protection of the business of Medarex and our subsidiaries (“Eligible Persons”). As of December 31, 2002, we had approximately 431 employees, all of whom may be eligible for Awards under the 2001 Stock Option Plan, in addition to our directors and consultants.

•	The Compensation and Organization Committee selects who will receive Awards and the amount and nature of such Awards.

What Happens If the Number of Outstanding Shares Changes Because of a Merger, Consolidation, Recapitalization or Reorganization?

•

In the event that our outstanding shares of common stock are increased, decreased, or changed or converted into other securities by reason of merger, reorganization, consolidation, recapitalization, stock dividend, extraordinary cash dividend or other change in our corporate structure affecting the stock, the number of shares that may be delivered under the 2001 Stock Option Plan and the number and/or the option price of shares subject to outstanding options and any other Awards under the 2001 Stock Option Plan may be adjusted in the sole discretion of the Compensation and Organization Committee to the extent that the Compensation and Organization Committee determines to be appropriate, provided, however, that the number of shares subject to any Awards will always be a whole number, and provided further that, in the case of ISOs, no such adjustment will be authorized to the extent that it would constitute a “modification” as defined in Section 424(h)(3) of the Code or would cause the 2001 Stock Option Plan to violate Section 422(b)(1) of the Code or any successor provision thereto.

•	The adjusted option price will also be used to determine the amount payable to us upon the exercise of any SAR associated with any option.

When Will the 2001 Stock Option Plan Terminate?

The 2001 Stock Option Plan will expire on May 23, 2011, but the Board of Directors may terminate the 2001 Stock Option Plan at any time prior to that date and Awards granted prior to such termination may extend beyond such date. Termination of the 2001 Stock Option Plan will not alter or impair, without the consent of the optionee or grantee, any of the rights or obligations of any Award made under the 2001 Stock Option Plan.

What Changes Can the Board Make to the 2001 Stock Option Plan?

The Board may from time to time alter, amend, suspend or discontinue the 2001 Stock Option Plan; however, no such action of the Board may alter the provisions of the 2001 Stock Option Plan so as to alter any outstanding Awards to the detriment of the optionee or participant without such participant’s consent, and no amendment to the 2001 Stock Option Plan may be made without shareholder approval if such amendment would materially increase the benefits to participants in the 2001 Stock Option Plan, materially increase the number of shares issuable under the 2001 Stock Option Plan, reduce below 100% (110% in the case of a 10% Owner) of the fair market value on the date of grant the price per share of which any option may be granted, extend the terms of the 2001 Stock Option Plan or the period during which options may be granted or exercised or materially modify requirements as to eligibility to participate in the 2001 Stock Option Plan.

What Are the Important Provisions of the Plan With Respect to Each Type of Award?

A.	Options

Option Price.    The Compensation and Organization Committee shall determine the option price of all NQOs and all ISOs; provided however, that generally the option price shall not be less than 100% of the fair market value of the common stock on the date the option is granted. The aggregate fair market value of the common stock with respect to which an ISO is exercisable for the first time by an optionee during any calendar year shall not exceed $100,000.

Option Term.    The Compensation and Organization Committee shall determine the expiration date of each Option; provided, however, that no ISO shall be exercisable after the expiration of ten (10) years and (1) one day from the date the option was granted.

Exercisability of Options.    The Compensation and Organization Committee shall determine when Options are exercisable, in whole or in part, provided however, that, except as provided in the 2001 Stock Option Plan, or unless otherwise determined by the Compensation and Organization Committee at or subsequent to the date of grant, Options will not be exercisable until the first anniversary date of the granting of the Option. Options granted under the 2001 Stock Option Plan are subject to provisions regarding acceleration of exercise in the event of a Change of Control (as defined in the 2001 Stock Option Plan).

Method of Exercise.    Options may be exercised, in whole or in part, by giving us written notice of exercise specifying the optionee’s election to purchase shares subject to the options. Upon exercise of Options and payment of the exercise price, we will issue shares out of the amount so authorized under the 2001 Stock Option Plan. The exercise price of an Option shall be paid for in full (i) with cash (either by certified or bank check), or (ii) at the sole discretion of the Compensation and Organization Committee, in the equivalent fair market value of shares of unrestricted common stock already owned by the optionee, properly endorsed, or (iii) in the case of NQOs and at the sole discretion of the Compensation and Organization Committee, in the equivalent fair market value of restricted common stock already owned by the optionee, or deferred stock subject to an Award under our Plans.

Restrictions on Transferability.    The Compensation and Organization Committee, in its absolute discretion, may impose such restrictions on the transferability of the Options granted under the 2001 Stock Option Plan as it deems appropriate. ISOs may not be transferred by an optionee other than by will or by laws of descent and distribution.

Termination by Death.    Except to the extent otherwise provided by the Compensation and Organization Committee at or after the time of grant, if an optionee’s relationship with or employment with us and/or any of our subsidiaries terminates by reason of death, the options may thereafter be immediately exercised in full by the legal representative of the estate or by the legatee of the optionee under the will of the optionee, for a period of 15 months from the date of such death or until the expiration of the stated period of the option whichever period is the shorter. The Committee has determined that for all options issued under the Plan after November 1, 2001, upon the death of the optionee, such options may be exercised in full by the legal representative of the estate or by the legatee of the optionee under the will of the optionee until the expiration of the stated period of the option.

Termination by Reason of Retirement or Permanent Disability.    Except to the extent otherwise provided by the Compensation and Organization Committee at or after the time of grant, if an optionee’s relationship with or employment with us and/or any of our subsidiaries terminates by reason of retirement or permanent disability, any stock option held by such optionee may thereafter be exercised in full, but may not be exercised after three years from the date of such termination or the expiration of the stated period of the option, whichever period is the shorter; provided, however, that if the optionee dies within such three-year period, any unexercised stock option held by such optionee shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of the optionee’s death or for the stated period of the option, whichever period is the shorter.

Other Termination.    Unless otherwise determined by the Compensation and Organization Committee at or after grant, if an optionee’s relationship with or employment with us and/or any of our subsidiaries terminates for any reason other than death, permanent disability or retirement, the options shall thereupon terminate; provided, however, that if such termination is by our action and other than discharge for reason of willful violation of our rules or by voluntary resignation of the optionee, in either case within 18 months following a Change of Control, any stock options held by the optionee may be exercised by the optionee until the earlier of six months and one day after such termination or the expiration of such options in accordance with their terms.

B.	Stock Appreciation Rights

Grant and Exercise.    SARs enable a recipient to profit immediately from the disparity between the exercise price of the option and the fair market value of the stock. SARs may be granted as part of an Award (i) in the case of an NQO, at the time of the grant or thereafter, and (ii) in the case of an ISO, at the time of the grant only. SARs generally terminate upon the exercise of the related option. SARs granted in connection with ISOs may be exercised only when the market price of the stock subject to the ISO exceeds the option price of the ISO.

Method of Exercise.    Upon exercise of SARs, the optionee shall receive in cash or stock, as determined by the Compensation and Organization Committee, in an amount equal to the difference between the fair market value of the stock at the time of exercise and the exercise price of the option, multiplied by the number of shares in respect of which SARs have been exercised. However, for sixty (60) days following a Change of Control, SARs unaccompanied by an ISO shall be valued at the higher of (a) the highest reported sales price on the Nasdaq National Market (or on such other exchange as our stock may then be listed) and (b) the highest price paid per share of our stock in such Change of Control transaction.

C.	Restricted Stock, Deferred Stock And Other Stock Based Awards

Grant.    The Compensation and Organization Committee may, in its discretion, award to a recipient either restricted stock, deferred stock or other stock based awards (collectively the “Stock Awards”). The Stock Awards will be evidenced by an agreement and provide that the stock subject to the Stock Award is not transferable for a specified period, or, in the case of an Award of deferred stock, not issuable for a specified period. Each recipient of a Stock Award will be a shareholder and have all the rights of a shareholder with respect to such shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such shares. Any stock based Award shall be issued for no cash consideration and any underlying securities of such Award shall be priced at no less than 50% of the fair market value of the stock on the date of grant.

If the recipient of a Stock Award ceases to be an employee for any reason, then the Stock Award is generally subject to forfeiture.

In the event of a participant’s retirement, permanent disability or death, or in cases of special circumstances, the Compensation and Organization Committee may waive any or all of the remaining restrictions and limitations imposed under the 2001 Stock Option Plan with respect to any Stock Awards.

Restrictions on Transferability.    Shares of restricted stock and deferred stock Awards may not be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of until such time as the stated restrictions, or deferral period, as the case may be, lapse. The Compensation and Organization Committee, in its absolute discretion, may impose such restrictions on the transferability of the Stock Awards granted under the 2001 Stock Option Plan as it deems appropriate.

What are the Federal Income Tax Consequences of the 2001 Stock Option Plan?

The following discussion is a summary of the Federal income tax consequences to recipients of Awards and to us with respect to Awards granted under the 2001 Stock Option Plan. The 2001 Stock Option Plan is not qualified under Section 401(a) of the Code.

Incentive Stock Options (ISOs).    No income is generally recognized by an optionee when an ISO is granted or exercised. If the stock obtained upon exercise of an ISO is sold more than one (1) year after exercise and two (2) years after grant, the difference between the option price and the amount realized on the sale will be treated as long-term capital gain, which presently is subject to tax at a maximum rate of 20%. We are not entitled to a deduction as a result of the grant or exercise of an ISO or the sale of the stock acquired upon exercise thereof if the stock is held by the optionee for the requisite periods.

If, however, the stock acquired upon exercise of an ISO is sold less than one (1) year after exercise or less than two (2) years after grant, the lesser of (i) the difference between the fair market value on the date of exercise and the option price or (ii) the difference between the amount realized on the sale and the option price will be treated as ordinary income, and we will be entitled to a corresponding deduction. The excess of the amount realized on the sale over the fair market value on the date of exercise, if any, will be treated as long-term or short-term capital gain, depending on the length of time the stock is held.

The excess of the fair market value of the stock over the option price on the date of exercise of an ISO will constitute an adjustment for alternative minimum tax purposes which may result in the optionee being subject to the alternative minimum tax.

Nonqualified Stock Options (NQOs).    No income is recognized by an optionee when an NQO is granted. Except as described below, upon exercise of an NQO an optionee is treated as having received ordinary income at the time of exercise in the amount equal to the difference between the option price paid and the then fair market value of the Common Stock acquired. We will be required to withhold tax thereon and will be entitled to a deduction at the same time and in an amount corresponding to such difference. The optionee’s basis in the Common Stock acquired upon exercise of an NQO will be equal to the option price plus the amount of ordinary income recognized, and any gain or loss thereafter recognized upon disposition of the Common Stock is generally treated as capital gain or loss.

$100,000 Exercise Limitation for ISOs.    If the aggregate fair market value of stock (determined at the date of grant) with respect to which ISOs granted after December 31, 1986 become exercisable, whether by passing of an anniversary date, acceleration or otherwise, during any one (1) calendar year exceeds $100,000, the excess will be treated for tax purposes as NQOs, with options being taken into account therefor in the order of grant.

Stock Appreciation Rights (SARs).    No tax is imposed on an optionee pursuant to a grant of SARs. Upon exercise of SARs, the optionee will recognize ordinary income equal to the amount of cash he receives, and we will be entitled to a compensation deduction. SAR payments are wages subject to withholding at the regular withholding rates applicable to the optionee’s salary income. For a salaried optionee, the amount received upon settlement of SARs is a “supplemental wage payment” subject to a flat 28% withholding obligation.

Temporary and Proposed Treasury Regulations provide that an alternative right to receive a taxable cash payment for the cancellation or surrender of an ISO does not disqualify the Option as an ISO if the exercise of the right has the same economic and tax consequences as the exercise of the Option followed by the immediate sale of the underlying shares. Accordingly, the grant of an SAR linked to an ISO under the 2001 Stock Option Plan will not cause the ISO to lose its preferential tax treatment because the SARs will result in the same economic and income tax consequences to the optionee as if the optionee had exercised the ISO and sold the stock received upon exercising the ISO.

Restricted Stock.    Restricted Stock awarded to an employee may be subject to any number of restrictions (including deferred vesting, limitations on transfer, and forfeitability) imposed by the Compensation and Organization Committee. In general, the receipt of Restricted Stock will not result in the recognition of income by an employee until such time as the shares are either not forfeitable or are freely transferable. Upon the lapse of such restrictions, the employee will be required to include as ordinary income the difference between the amount paid for the Restricted Stock, if any, and the fair market value of such stock on the date the restrictions lapse, and we will be entitled to a corresponding deduction. In addition, any dividends paid with respect to the Restricted Stock prior to the lapse of the restrictions will be treated as compensation income by the employee and will be deductible by us. Employees receiving Restricted Stock Awards may elect to include the value of such stock (less any amounts paid for such stock) as ordinary income at the time the Award is made. Employees making this election would treat any gain or loss realized on a sale of the Restricted Stock as capital gain or loss, but would not be entitled to any loss deduction if they forfeited the Restricted Stock pursuant to the restrictions imposed by the Compensation and Organization Committee.

Deferred Stock.    Deferred Stock awarded to an employee will not be delivered to the employee until after a specified period of time (the “Deferral Period”). Upon delivery of the shares after the Deferral Period, the employee may be required to make a minimum payment for the shares and/or the shares may be subject to restrictions similar to those imposed on Restricted Stock Awards. In general, an employee will be required to include the Deferred Stock Award as compensation income (and we will receive a deduction) at the earliest time such shares have been delivered and are freely transferable or are no longer subject to a substantial risk of forfeiture. The amount of compensation income (and our deduction) will be the difference between the amount paid for the Deferred Stock, if any, and the fair market value of the Deferred Stock at the time such restrictions lapse. Any dividends paid with respect to the Deferred Stock prior to the time that the employee has included such stock as compensation income will be treated as additional compensation income and will be deductible by

us. Employees receiving a Deferred Stock Award may elect to include the value of such stock (less any amount paid for such stock) as compensation at the time the Award is made. Employees making this election would treat any gain or loss realized on a sale of the Deferred Stock as capital gain or loss, but would not be entitled to any loss deduction if they forfeited the Deferred Stock pursuant to the restrictions imposed by the Compensation and Organization Committee.

Other Stock Based Awards.    The Compensation and Organization Committee may issue other stock based Awards, including performance shares and convertible debentures. These Awards may be subject to such restrictions as may be imposed by the Compensation and Organization Committee. In general, employees receiving such Awards will be required to include the fair market value of the Award in income as additional compensation on the date that the Award becomes freely transferable or is no longer subject to a substantial risk of forfeiture, and we will be entitled to a corresponding deduction.

In view of the complexity of the tax aspects of transactions involving the grant and exercise of ISOs, NQOs, and SARs, and the receipt and disposition of shares of common stock in connection with those and other Awards under the 2001 Stock Option Plan, and because the impact of taxes will vary depending on individual circumstances, each employee receiving an Award under the 2001 Stock Option Plan should consult his or her own tax advisor to determine the tax consequences in such employee’s particular circumstances.

Cap on Company Deductions for Certain Compensation.    Under Section 162(m) of the Code, certain compensation payments in excess of $1 million are subject to a cap on deductibility by us. The limitation on deductibility applies with respect to that portion of a compensation payment for a taxable year in excess of $1 million to either the chief executive officer of the corporation or any one of the other four highest paid executives. Certain performance-based compensation is not subject to the cap on deductibility. Although certain stock-based compensation can qualify for this performance-based exception, Awards granted under the 2001 Stock Option Plan do not qualify.

Registration with the Commission

We filed a Registration Statement on Form S-8 covering the 2001 Stock Option Plan on October 24, 2001. On June 28, 2002, we filed a Registration Statement on Form S-8 covering the additional 3,000,000 shares approved for issuance under the 2001 Stock Option Plan at the 2002 annual meeting. If the authorization of the amendment to the 2001 Stock Option Plan is approved by the shareholders, we intend to file a Registration Statement on Form S-8 covering such additional shares.

Equity Compensation Plan Information

The following table presents information as of December 31, 2002, about our other compensation plans under which shares of Company stock have been authorized.

Plan Category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:	9,053,865	$12.98	1,611,466
Equity compensation plans not approved by security holders:	881,207	$20.47	418,793

Total:	9,935,072	$13.64	2,030,259

Equity Compensation Plans Not Approved by Shareholders

The following is a summary of the Company’s equity compensation plans, adopted by the Board without the approval of the Company’s shareholders, which were in effect as of December 31, 2002.

Except as described below, the material provisions of the 2000 Non-Director/Officer Employee Stock Option Plan (the “2000 Plan”), the 2001 Non-Director/Officer Employee Stock Option Plan (the “2001 Plan”) and the 2002 New Employee Stock Option Plan (the “2002 Plan”) are substantially similar to each other and to the provisions of the 2001 Stock Option Plan described herein.

•	The total number of shares available for distribution under the 2000 Plan, the 2001 Plan and the 2002 Plan is 300,000, 500,000 and 500,000 shares, respectively, and the total number of shares with respect to which awards may be granted for any one participant in any calendar year is 200,000 shares.

•	Under the 2000 Plan and the 2001 Plan, all employees and consultants of the Company and its subsidiaries except for any employee or consultant who is also a director or executive officer of the Company and its subsidiaries are eligible to be granted awards. Under the 2002 Plan, only employees of the Company and its subsidiaries who have not previously been an employee or director of the Company and its subsidiaries are eligible to be granted awards as an inducement essential to that person’s entering into employment with the Company and its subsidiaries.

•	ISOs may not be granted under the 2000 Plan, the 2001 Plan or the 2002 Plan.

•	Under the 2000 Plan, the 2001 Plan and the 2002 Plan, the Compensation and Organization Committee may delegate to management the right to grant awards with respect to up to 50,000 shares to any one participant without any further action by the Compensation and Organization Committee.

•	The termination dates for the 2000 Plan, the 2001 Plan and the 2002 Plan are January 25, 2010, January 23, 2011 and July 23, 2012, respectively.

The above description is qualified in its entirety by reference to the 2000 Plan, the 2001 Plan and the 2002 Plan, each of which was filed as an exhibit to a Form S-8 covering each such plan filed by the Company on February 8, 2001, February 8, 2001 and January 28, 2002, respectively.

PROPOSAL 3—APPROVAL OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors recommends a vote FOR Proposal 3.

The Board seeks from the shareholders an indication of their approval or disapproval of our appointment of Ernst & Young LLP as our independent auditors for 2003.

The firm of Ernst & Young LLP acted as our independent auditors for the year ended December 31, 2002 and has been selected by the Audit Committee of the Board to act as our independent auditors for the current fiscal year.

If the appointment of Ernst & Young LLP as independent auditors for 2003 is not approved by the shareholders, the adverse vote will be considered a direction to the Board of Directors to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment for the year 2003 will stand unless the Board determines that a change of auditors would be in the best interests of our Company.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

OTHER MATTERS

General

The Board knows of no other matters to come before the annual meeting, other than that which is set forth herein and in the accompanying Notice of Annual Meeting. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the accompanying Proxy to vote such Proxies as in their discretion they may deem advisable.

Expenses of Solicitation

The cost of soliciting proxies will be borne by us, including expenses in connection with the preparation and mailing of this Proxy Statement and all papers which now accompany or may hereafter supplement it. The solicitation will be made by mail. We will supply brokers or persons holding shares of record in their names or in the names of their nominees for other persons, as beneficial owners, with such additional copies of proxies, proxy materials and Annual Reports as may reasonably be requested in order for such record holders to send one (1) copy to each beneficial owner, and will, upon request of such record holders, reimburse them for their reasonable expenses in mailing such material. Certain of our directors, officers and employees, not especially employed for this purpose, may solicit proxies, without additional remuneration therefor, by mail, telephone, telegraph, facsimile or personal interview.

Shareholders’ Proposals for Next Annual Meeting

When are shareholder proposals due for next year’s annual meeting?

Shareholders interested in submitting a proposal for inclusion in the proxy materials for next year’s annual meeting of shareholders (the “2004 annual meeting”), including nominations of candidates for service on the Board, may do so by following the procedures set forth in Rule 14a-8 of the Exchange Act. To be eligible for inclusion in the proxy materials, written shareholder proposals must be received by our Corporate Secretary no later than December 23, 2003. A proposal that is not included in next year’s proxy materials pursuant to Rule 14a-8 may be presented directly at the 2004 annual meeting if a shareholder gives written notice of such proposal, in accordance with our Amended and Restated By-Laws, to our Corporate Secretary not less than 60 days (nor more than 90 days) prior to the 2004 annual meeting. Our 2004 annual meeting is scheduled for  May 19, 2004, and, assuming this date does not change, written notice of a proposal to be presented directly at the meeting must be received by the Company no later than February 19, 2004. If a proposal is received after that date, then the notice is untimely, and we are not required to present such proposal at the 2004 annual meeting. All proposals should be sent to the Corporate Secretary, Medarex, Inc., 707 State Road, Princeton, New Jersey 08540.

Annual Report

Our 2002 Annual Report to Shareholders (which includes financial statements for the fiscal year ended December 31, 2002) accompanies this Proxy Statement but is not to be deemed part of this Proxy Statement. A copy of our Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC is available to shareholders without charge upon written request to Medarex, Inc., 707 State Road, Princeton, New Jersey 08540 to the attention of W. Bradford Middlekauff, Senior Vice President, General Counsel and Secretary.

By Order of the Board of Directors

W. Bradford Middlekauff

Senior Vice President, General Counsel and Secretary

April 18, 2003

APPENDIX A

Medarex, Inc. Board of Directors

Audit Committee Charter

Organization and Membership

This charter governs the operations of the Audit Committee (the “Committee”) of Medarex, Inc. (the “Company”). The Committee shall be appointed by the Board of Directors based on the recommendations of the Nominating/Corporate Governance Committee and shall be comprised of at least three directors, each of whom shall satisfy the independence, financial literacy and experience requirements of Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “Commission”), The Nasdaq Stock Market, Inc. (“Nasdaq”) and any other applicable regulatory requirements. At least one member shall be a “financial expert” as defined by the Commission and Nasdaq. Committee members shall not simultaneously serve on audit committees of more than two other public companies. Committee members shall serve until their successors shall be duly elected and qualified and may be replaced by the Board of Directors at any time.

The Committee chairperson shall be designated by the full Board or, if it does not do so, the Committee members shall elect a chairperson by vote of a majority of the full Committee.

The operation of the Committee shall be subject to the Bylaws of the Company as in effect from time to time.

The Committee may form and delegate authority to subcommittees or to individual Committee members when appropriate.

Meetings

The Committee shall meet as often as it determines, but not less frequently than quarterly. From time to time, as it deems appropriate, the Committee shall meet with the Company’s management and independent auditors in separate executive sessions. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. As part of its job to foster open communications among Committee members, the Committee shall meet in separate executive sessions during each of its four regularly scheduled meetings to discuss any matters that the Committee believes should be discussed privately.

Minutes of each meeting will be kept and distributed to each member of the Committee and the Secretary of the Company. Such minutes will also be made available to any member of the Board who is not a member of the Committee upon the request of such member.

Statement of Policy

The Committee shall provide assistance to the Board of Directors in fulfilling the Board’s oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to (i) the integrity of Company’s financial statements and the financial reporting process, (ii) the systems of internal accounting and financial controls, (iii) the performance of the Company’s internal audit function and independent auditors, (iv) the annual independent audit of the Company’s financial statements, and (v) the independent auditors’ qualifications and independence. In so doing, it is the responsibility of the Committee to maintain free and open communication among the Committee, the Company’s management and the independent auditors. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel or other outside experts for this purpose. The Committee shall have authority to require that any of the

Company’s personnel, counsel, independent auditors or financial advisors, or any other consultant or advisor to the Company attend any meeting of the Committee or meet with any member of the Committee or any of its special legal, accounting or other advisors and consultants.

Responsibilities and Processes

The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors and report the results of their activities to the Board of Directors. It is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee should take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices and ethical behavior.

The Committee shall approve all audit engagement fees and terms and all non-audit engagements with the independent auditors. The Committee shall consult with management but shall not delegate these responsibilities.

The Committee’s functions and procedures should remain flexible to address changing circumstances most effectively. To implement the Committee’s purpose and policy, the Committee shall, to the extent the Committee deems necessary or appropriate, be charged with the following functions and processes with the understanding, however, that the Committee may supplement or (except as otherwise required by applicable laws or rules) deviate from these activities as appropriate under the circumstances:

•	Be directly responsible for the appointment, compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing its audit report or related work. The independent auditor shall report directly to the Committee.

•	Have the sole authority to review in advance, and grant any appropriate pre-approvals of, (i) all auditing services to be provided by the independent auditors, and (ii) all non-audit services to be provided by the independent auditors as permitted by Section 10A of the Exchange Act (subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Committee prior to the completion of the audit), and in connection therewith to approve all fees and other terms of engagement. The Committee shall also review and approve disclosures required to be included in the Company’s periodic reports filed with the Commission under Section 13(a) of the Exchange Act with respect to non-audit services.

•	The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

•	Have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

•	Make regular reports to the Board. The Committee shall review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval. The Board of Directors shall annually review the Committee’s performance.

The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

•	The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board of Directors and the Committee, as representatives of the Company’s shareholders. The Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors.

•	At least annually, the Committee shall review and recommend to the Board of Directors the selection of the Company’s independent auditors, subject to shareholders’ approval. The Committee shall obtain and review a report from the independent auditors at least annually regarding: (i) the independent auditors’ internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by government or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and (iii) all relationships between the independent auditors and Company.

•	On an annual basis, the Committee shall evaluate the qualifications, performance and independence of the independent auditors, including considering whether the auditors’ quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditors’ independence, and taking into account the opinions of management.

•	On an annual basis, the Committee shall review and discuss with the independent auditors all relationships the independent auditors have with the Company in order to evaluate the independent auditors’ continued independence. The Committee: shall (i) ensure that the independent auditors submit to the Committee on an annual basis a written statement (consistent with Independent Standards Board Standards No. 1) delineating all relationships and services that may impact the objectivity and independence of the independent auditors; (ii) discuss with the independent auditors any disclosed relationship or services that may impact the objectivity and independence of the independent auditors; and (iii) satisfy itself as to the independent auditors’ independence.

•	The Committee shall ensure that the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit rotate off the Company’s audit engagement after five (5) years. The Committee shall recommend to the Board of Directors policies for the Company’s hiring of employees or former employees of the independent auditors who participated in any capacity in the audit of the Company to ensure that no such person may be hired by the Company in a financial oversight role for a period of at least one year from the date such person ceased to be a member of the Company’s audit engagement team.

•	The Committee shall discuss with the independent auditors the overall scope and plans for their audits, including the adequacy of staffing.

•	The Committee shall discuss with management and the independent auditors the adequacy and effectiveness of the Company’s accounting and financial controls, including the Company’s major financial risk exposures, the Company’s system to monitor and manage business risk and legal, regulatory and ethical compliance programs and the Company’s compliance with such system and programs.

•	The Committee shall meet with the independent auditors, with and without management present, to discuss the matters required to be discussed by Statement of Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, any significant disagreements with management and the results of the examinations.

•	The Committee shall discuss with the national office of the independent auditors issues on which the national office was consulted by the Company’s audit team and matters of audit quality and consistency.

•	The Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

•	The Committee shall review with management and the independent auditors the financial statements to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including the Committee’s judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements and recommend to the Board of Directors whether the audited financial statements should be included in the Company’s Form 10-K. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

•	The Committee shall review and discuss with management and the independent auditors, as appropriate, the Company’s disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its periodic reports to be filed with the Securities and Exchange Commission.

•	The Committee shall discuss with management and the independent auditors significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

•	The Committee shall review and discuss quarterly reports from the independent auditors on:

(a)	All critical accounting policies and practices to be used.

(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors.

(c)	Other material written communication between the independent auditors and management such as any management letter or schedule of unadjusted differences.

•	The Committee shall discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

•	The Committee shall discuss with management and the independent auditors the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

•	The Committee shall discuss with management and the independent auditors the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

•	The Committee shall review disclosures made to the Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the each Form 10-K and Form 10-Q regarding any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

•	The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding fraud, violations of securities laws, accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding such matters.

•	The Committee shall discuss with management, the independent auditors and outside counsel, if appropriate, any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies and discuss with the Company’s General Counsel and outside counsel, if appropriate, legal matters that may have a material impact on the Company’s financial statements or the Company’s compliance policies.

•	The Committee shall prepare the report required by the rules of the Commission to be included in the Company’s annual proxy statement.

MEDAREX, INC.

707 State Road

Princeton, New Jersey 08540

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

May 28, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints DONALD L. DRAKEMAN and CHRISTIAN S. SCHADE and each of them, attorneys and proxies, with full power of substitution, and authorizes them to vote all shares of Common Stock of Medarex, Inc. held of record by the undersigned on April 4, 2003, at the Annual Meeting of Shareholders to be held on May 28, 2003, and any adjournments thereof, hereby revoking all previous proxies, with all powers the undersigned would possess if present, on all matters mentioned in the Notice of Annual Meeting dated April 18, 2003, as follows:

INSTRUCTIONS: MARK ONLY ONE BOX FOR EACH NUMBERED MATTER

The following matters have been proposed by the Company:

(1)	The election of three Class I Directors each to serve for a term to expire in 2006—Nominees: Dr. Donald L. Drakeman, Dr. Ronald J. Saldarini and Mr. Charles R. Schaller.

(Instruction: To withhold authority to vote for any individual nominee(s), write the name(s) on the line below).

☐ FOR nominee(s) listed	☐ WITHHOLD AUTHORITY to vote for nominee(s)

(2)	The approval of an amendment to the Company’s 2001 Stock Option Plan to increase the aggregate number of shares of common stock authorized for issuance under the plan by 3,500,000 shares.
☐ FOR	☐ AGAINST	☐ ABSTAIN

(3)	The approval of the appointment of Ernst & Young LLP as independent auditors for the current fiscal year.
☐ FOR	☐ AGAINST	☐ ABSTAIN

(4)	In their discretion, to vote upon such other business as may properly come before the Annual Meeting.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” ITEMS 1, 2, AND 3.

Please mark, date, sign and return this Proxy promptly, using the enclosed envelope.

DATED:                                                                                  , 2003

Month                          Day

Signature

Please sign exactly as name appears hereon, indicating official position or representative capacity, if any. If shares are held jointly, both owners must sign.

I plan to attend the meeting.

☐  YES        ☐  NO

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS